EXHIBIT 10.3
OFFICE LEASE AGREEMENT
THIS OFFICE LEASE AGREEMENT (this “Lease”) is made as of the 24th day of June, 2013 (the “Effective Date”) by and between JAMESTOWN Ponce City Market, L.P., a Delaware limited partnership (“Landlord”) and athenahealth, Inc., a Delaware corporation (“Tenant”).
RECITALS:
Landlord is the owner of that certain mixed use commercial project located at 675 Ponce de Leon Avenue, NE, Atlanta, Georgia, and known as Ponce City Market, as generally depicted on Exhibit A, attached hereto (as the same may be modified from time to time, the “Project”). A portion of the Project consists of approximately 441,000 square feet of office space (as modified from time to time, the “Office Component”), and Landlord desires to lease to Tenant a portion of the Office Component containing approximately 75,000 square feet, as depicted on Exhibit B attached hereto (the “Demised Premises”), subject to the following terms and conditions.
ARTICLE 1
BASIC PROVISIONS SUMMARY

Section 1.1Basic Provision. Certain basic provisions of the Lease are summarized as follows:

(a)	Addresses for Notice:

to Landlord:	JAMESTOWN Ponce City Market, L.P.
One Overton Park, 12th Floor
3625 Cumberland Boulevard
Atlanta, Georgia 30339
Attention: General Counsel
Fax: 770-805-1001

with a copy to:	JAMESTOWN Ponce City Market, L.P.
One Overton Park, 12th Floor
3625 Cumberland Boulevard
Atlanta, Georgia 30339
Attention: Asset Manager
Fax: 770-805-1001

to Tenant:	athenahealth, Inc.
311 Arsenal Street
Watertown, MA 02472
Attn: Carolyn Reckman

Fax: 617-402-1099

with a copy to:	athenahealth, Inc.
311 Arsenal Street
Watertown, MA 02472
Attn: Ben Harrower, Corporate Counsel
Fax: 617-402-1099

(b)	Base Rent: For that portion of the Demised Premises on the 8th Floor, consisting of approximately 30,000 square feet:

Lease Years    Monthly        Annually    Per SF

1        $0.00        $0.00        $0.00
2        $63,750.00    $765,000.00    $25.50
3        $65,025.00    $780,300.00    $26.01
4        $66,325.00    $795,900.00    $26.53
5        $67,650.00    $811,800.00    $27.06
6        $69,000.00    $828,000.00    $27.60
7        $70,375.00    $844,500.00    $28.15
8        $71,800.00    $861,600.00    $28.72
9        $73,225.00    $878,700.00    $29.29
10        $74,700.00    $896,400.00    $29.88
11        $76,200.00    $914,400.00    $30.48

For that portion of the Demised Premises on the 9th Floor, consisting of approximately 45,000 square feet:

Lease Years    Monthly        Annually    Per SF

1        $0.00        $0.00        $0.00
2        $111,900.00    $1,342,800.00    $29.84
3        $114,112.50    $1,369,350.00    $30.43
4        $116,400.00    $1,396,800.00    $31.04
5        $118,725.00    $1,424,700.00    $31.66
6        $121,087.50    $1,453,050.00    $32.29
7        $123,525.00    $1,482,300.00    $32.94
8        $126,000.00    $1,512,000.00    $33.60
9        $128,512.50    $1,542,150.00    $34.27

10        $131,100.00    $1,573,200.00    $34.96
11        $133,725.00    $1,604,700.00    $35.66
Base Rent for the first Lease Year is abated in accordance with Paragraph 1 of Exhibit H, attached hereto.

(c)	Base Year: Calendar year 2015.

(d)	Broker:
Landlord's Broker -     Cushman & Wakefield of Georgia, Inc.
Tenant's Broker -        Avison Young.

(e)	Commencement Date: June 16, 2014 (subject to Section 2.4).

(f)	Delivery Date: January 15, 2014.

(g)	Demised Premises: Space shown on attached Exhibit B attached hereto.

(h)	Demised Premises Area: Approximately 75,000 square feet.

(i)	Guarantor(s): Not applicable.

(j)	Office Component Area: Approximately 441,000 square feet.

(k)
Permitted Use:    General office purposes and uses customarily incidental and ancillary thereto, including but not limited to (i) vending machines for the sale of food, confections, non-alcoholic beverages, and other convenience items to employees of Tenant, (ii) business machines, equipment for printing, producing and reproducing forms, circulars and other materials used in connection with the conduct of Tenant's business, (iii) conference, seminar and training rooms for employees and clients of Tenant, (iv) cafeterias, kitchens, pantries and dining rooms for serving meals to employees and guests of Tenant, to the extent permitted by Legal Requirements, and (v) facilities for storage of equipment and supplies in connection with the foregoing, and for no other uses or purposes whatsoever.

(l)	Tenant Allowance: $5,250,000 ($70.00 per square foot of the Demised Premises).

(m)	Tenant's Proportionate Share: Seventeen and 01/100 percent (17.01%).

(n)	Term: One hundred thirty-two (132) full calendar months after the Commencement Date.

(o)	Security Deposit: Not applicable.

ARTICLE 2
GRANT AND DELIVERY

Section 2.1Grant.  For and in consideration of the rents, covenants and agreements hereinafter reserved and contained on the part of Tenant to be observed and performed, Landlord demises and leases to Tenant, and Tenant leases, rents and accepts from Landlord the Demised Premises.
Section 2.2General Development of Project. Landlord is undertaking the general redevelopment of the Project into a mixed use development, generally in accordance with those certain plans prepared by Surber, Barber Choate & Hartlein for Ponce City Market dated January 31, 2013, Project No. SBCH 21111.00, subject to modifications that Landlord may from time to time make thereto.
Section 2.3Completion of Pre-Delivery Landlord's Work; Delivery of Demised Premises.
(a)Landlord agrees to Substantially Complete (defined in Exhibit D) the work described in Exhibit C (the “Landlord's Work”) in accordance with Paragraph 2 of the Additional Lease Provisions attached hereto as Exhibit H (the “Additional Lease Provisions”). Portions of the Landlord's Work must be Substantially Completed as a prerequisite to the occurrence of the Delivery Date (hereinafter defined) (such work being referred to and designated on Exhibit C as the “Pre-Delivery Landlord's Work”), and the remainder of Landlord's Work must be Substantially Completed on or prior to June 1, 2014 (such work being referred to and designated on Exhibit C as the “Pre-Opening Landlord's Work”).
(b)The date on which Landlord delivers possession of the Demised Premises to Tenant with the Pre-Delivery Landlord's Work Substantially Completed is referred to herein as the “Delivery Date”. Landlord shall provide Tenant advance written notice of the Delivery Date no less than ten (10) Business Day prior thereto (the “Advance Delivery Notice”). Tenant shall have no obligation to accept possession of the Demised Premises, and the Delivery Date shall not be deemed to have occurred, until the date which is ten (10) calendar days following Landlord's delivery of the Advance Delivery Notice to Tenant.
Section 2.4Completion of Tenant's Work; Completion of Pre-Opening Landlord's Work. Following the Delivery Date: (a) Tenant shall perform the work described in Exhibit D (the “Tenant's Work”), at its own expense, subject to the payment of the Tenant Allowance by Landlord; and (b) Landlord shall perform the Pre-Opening Landlord's Work as required in Paragraph 2 of the Additional Lease Provisions.
Section 2.5Determination of Commencement Date. Landlord and Tenant acknowledge that the date set forth in Section 1.1(e) as the Commencement Date is a target date only, and that the actual Commencement Date shall be earlier to occur of June 16, 2014, or the date on which the Tenant's Work is Substantially Complete, but in no event earlier than the Landlord's Work Completion Date (defined in the Additional Lease Provisions) unless Tenant shall so elect in writing to Landlord. Upon the occurrence of the Commencement Date, Landlord shall deliver to Tenant a Certificate of Commencement in the form attached hereto as

Exhibit J and made a part hereof, which certificate Tenant and Landlord shall promptly execute and return to each other.
ARTICLE 3
TERM

This Lease shall be binding upon the parties as of the date of execution and delivery of this Lease by Landlord and Tenant. The term of this Lease (the “Term”) shall commence upon the Commencement Date and shall continue for the number of full calendar months set forth in Section 1.1 from and after the Commencement Date. As used in this Lease, the term “Lease Year” shall mean (a) each twelve (12)-month period commencing on the Commencement Date, except that if the Commencement Date does not occur on the first day of a calendar month, the first Lease Year shall commence on the Commencement Date and terminate on the last day of the twelfth (12th) full calendar month following the Commencement Date, and (b) each successive period of twelve (12) calendar months thereafter during the Term.
ARTICLE 4
RENT
Section 4.1Base Rent. Starting on the Commencement Date, Tenant agrees to pay to Landlord as base rent for each Lease Year the amount set forth as Base Rent in Section 1.1 (the “Base Rent”). Base Rent for the period from the one-year anniversary of the Commencement Date to the next-occurring first day of the month shall be prorated on a daily basis and shall be payable with and in addition to the first installment of Base Rent. The Base Rent for each Lease Year shall be payable in twelve (12) equal monthly installments, in advance, on the first day of each calendar month.
Section 4.2Additional Rent. For purposes of this Lease, all sums of money or charges of any nature (except Base Rent) required to be paid by Tenant to Landlord pursuant to this Lease shall be referred to as “Additional Rent,” and all such amounts (including Base Rent) shall be referred to collectively as “Rent.”
Section 4.3Rent Payments. Rent payable by Tenant under this Lease shall be paid to Landlord at its address in Section 1.1 above, or to such payee and at such place as may be designated by Landlord to Tenant by written notice. Base Rent and regularly scheduled payments of Additional Rent shall be payable by Tenant on or before the first day of each month, without prior demand therefor (except where such prior demand is expressly provided for in this Lease), without any deductions, set offs or counterclaims whatsoever except as expressly set forth herein. Unless this Lease expressly specifies otherwise, any non-regularly scheduled payments of Additional Rent shall be payable by Tenant no later than thirty (30) days after invoice therefor.
Section 4.4Late Payments. If Landlord does not receive any payment of Rent within five (5) days after it becomes due, Tenant shall pay Landlord a late charge equal to three percent (3%) of the overdue amount. Any amount of Rent owed by Tenant to Landlord which is not paid when due shall bear interest at a rate per annum equal to the lesser of twelve percent (12%) per annum or the maximum lawful rate of interest allowed under the laws of the State of Georgia

(the “Default Rate”) from the due date of such amount until paid. Notwithstanding the foregoing, however, on the first instance of any late payment of Rent in any consecutive twelve (12) month period, Landlord shall waive the late charge and interest so long as Tenant pays to Landlord the delinquent amount of Rent within ten (10) days after Tenant's receipt of Landlord's written notice demanding same.
ARTICLE 5
PARKING AND COMMON AREAS

Section 5.1Tenant Parking. Landlord shall provide and Tenant shall rent from Landlord two hundred twenty-five (225) parking spaces in the parking facilities serving the Office Component (the “Parking Facilities”), based on a ratio of three (3) parking spaces per one thousand (1,000) square feet of the Demised Premises. Of such parking spaces, twenty-five percent (25%) of such spaces, or 56 parking spaces, shall be located in the “Standard” parking area in the adjacent, free standing parking deck as shown on Exhibit E (the “Standard Spaces”) and the remaining seventy-five percent (75%) of such spaces, or 169 spaces, shall be located in the “Premier” parking area inside the main structure, as shown on Exhibit E (the “Premier Spaces”). All parking spaces provided to Tenant shall be unreserved and are to be used by Tenant, its employees and invitees in common with the other tenants of the Office Component and their employees and invitees. Tenant shall have access to the Parking Facilities twenty-four (24) hours per day, seven (7) days per week. Landlord reserves the right to build improvements upon, reconfigure, and/or make alterations or additions to all or any of the parking facilities of the Project at any time, so long as the number of spaces available to Tenant is not reduced. In the event that the square footage of the Demised Premises is increased during the Term, Tenant's parking allotment shall also increase in accordance with the parking ratio outlined herein. During the period from the Commencement Date through the date that any tenant of the Project takes occupancy of either the 20,000 Expansion Space or the 40,000 Expansion Space, as applicable (as such terms are defined in Section 8 of Exhibit H attached hereto), Tenant shall be entitled to rent from Landlord the parking spaces which would be allocated thereto, at a ratio of three (3) parking spaces per 1,000 square feet of the 20,000 Expansion Space and the 40,000 Expansion Space, as applicable, at the same rates and at the same ratio of Premier Spaces to Standard Spaces, and on all other terms applicable to parking spaces, as set forth herein. Tenant shall have the option to rent any or all of such spaces, provide that upon agreeing to rent any such space, Tenant shall be obligated to continue to rent such space until Tenant is obligated to cease use of any such space. Tenant shall cease use of all such parking spaces which would be allocated to the 20,000 Expansion Space or the 40,000 Expansion Space, as applicable, as of the date a tenant takes occupancy of the 20,000 Expansion Space, and the 40,000 Expansion space, as applicable. The Parking Facilities shall be designed to allow Tenant's employees or guests to be issued parking entry passes which do not distinguish Premier Space parking from Standard Space parking, and allow such parties to enter into the Premier Parking area so long as Tenant's allotment of Premier Spaces is not then fully occupied.
Section 5.2Parking Fees. Tenant agrees to pay to Landlord (or any parking operator, as identified by Landlord in advance to Tenant) the parking fees for all parking spaces, together with each monthly installment of Base Rent (if paid to Landlord) or on or before the first day of each month (if paid to a parking operator), commencing on the Commencement Date and thereafter throughout the Term. For the first three (3) Lease Years, Tenant shall pay Fifty Dollars ($50.00) per month per Standard Space, and Ninety Dollars ($90.00) per month per Premier Space. Beginning on the first day of the fourth (4th) Lease Year and thereafter during the Term, Tenant shall pay Landlord the then-current rates being charged by Landlord for the Standard Spaces and the Premier Spaces, provided that the monthly rates for any such spaces may not be increased more than three (3) times during the initial Term, and shall at no time be in amounts in excess of the “market” rates charged to tenants of Comparable Buildings (as hereinafter defined).
Section 5.3Common Areas. “Common Area” or “Common Areas” shall mean all areas, facilities and improvements in the Project from time to time intended for the non-exclusive, common and joint use and/or benefit of Landlord, Tenant and/or some or all other tenants of the Project, including but not limited to sidewalks, stairways, elevators, service corridors, Building Systems (hereinafter defined), truckways, ramps, loading docks, dumpsters, service areas, Parking Facilities, access and interior roads, delivery areas, landscaped areas, elevators, vestibules, public washrooms, water features, pedestrian mall areas (enclosed or open), and lighting facilities.
Section 5.4Use by Tenant. Tenant and its employees and invitees shall have the right to use the Common Areas for their respective intended purposes in common with other parties. Tenant agrees to comply with such reasonable rules and regulations which may now exist or which may be issued from time to time by Landlord for the proper efficient use, operation and maintenance of the Project, including the Common Areas (the “Rules and Regulations”). Tenant and its contractors, agents and vendors shall have access to such facilities within the Common Areas as are necessary to install and operate Tenant's telecommunications systems, including, voice, video, data, internet, and other transmissions systems, at no charge from Landlord, but subject to the provisions of Article 14.
Section 5.5Landlord's Control. Landlord shall at all times during the Term have the sole and exclusive control, management and direction of the Common Areas. The rights of Tenant in and to the Common Areas shall at all times be subject to the rights of others to use the same in common with Tenant. Subject to Paragraph 15 of the Additional Lease Provisions, and with reasonable advance notice to Tenant, Landlord may at any time and from time to time reconfigure, increase, or decrease the Common Areas, or temporarily close all or any portion of the Common Areas to make repairs or changes and, to the extent necessary in the opinion of Landlord, to prevent a dedication thereof or the accrual of any rights to any person or to the public therein.
Section 5.6Landlord's Use of Common Areas. Tenant acknowledges that the Project was developed with the intention of creating a unique atmosphere to attract customers and to create a community gathering point, for the benefit of the tenants of the Project and their customers, and that Landlord may use the Common Areas or any part thereof for promotions, festivals, concerts, exhibits, events, displays, the leasing of kiosks and food facilities, landscaping, decorative items, and any other use which, Landlord has reason to believe may attract customers to or benefit the tenants of the Project, or otherwise benefit the community surrounding the Project. Landlord reserves the right to charge fees or costs for the use of portions of the Common Areas in connection with any such events. Tenant acknowledges that certain inconveniences may result from such actions, and that Tenant may from time to time be temporarily restricted from use of certain areas which are otherwise Common Areas, and Tenant hereby acknowledges the benefit to Tenant from such use of the Common Areas. Tenant hereby relieves and releases Landlord from any and all liability with respect thereto. For the avoidance of doubt, Landlord's exercise of its rights hereunder shall be subject to Paragraph 15 of the Additional Lease Provisions.
Section 5.7Non-Dedication. Nothing contained in this Lease shall be deemed to be a gift or dedication of the easements or of any portion of the Common Areas to the general public or for any public use or purpose whatsoever. Subject to Paragraph 15 of the Additional Lease Provisions, Landlord shall have the right to close all or any portion of the Common Areas for such period of time as is reasonably necessary to prevent the creation of any prescriptive rights or easements in favor of any party under applicable law with respect to any portion of the Common Areas.
Section 5.8Offsite Parking. Landlord shall use commercially reasonable efforts to assist Tenant in locating offsite parking near the Project for use by Tenant and its employees and invitees.
ARTICLE 6
TAXES AND ASSESSMENTS

Section 6.1Tenant's Proportionate Share of Taxes. Tenant agrees to pay to Landlord, as Additional Rent, in the manner set forth in Article 9, Tenant's Proportionate Share of the amount by which Taxes for each calendar year during the Term exceed the amount of Taxes during the calendar year which is set forth as the Base Year in Section 1.1. Any partial calendar year during the Term shall be adjusted pro-rata. For purposes hereof, “Taxes” shall mean all real estate and other ad valorem taxes and assessments of every kind incurred by Landlord with respect to the Demised Premises or the Office Component, as applicable, as well as any tax or levy charged on the Office Component or any part thereof during the Term as a replacement for such taxes and assessments. To the extent that Taxes on the Project are not separately assessed with respect to the Office Component, Landlord shall allocate on a reasonable and consistent basis a proportionate share of the Taxes to the Office Component. Landlord shall cause all Taxes to be paid prior to delinquency. Upon Tenant's request from time to time, Landlord shall deliver to Tenant copies of receipted bills for all Taxes.
Section 6.2Tax Reductions and Incentives. Landlord and Tenant acknowledge that during a portion of the Term, certain components of Taxes have been reduced or remain fixed at lower rates pursuant to agreements with applicable taxing authorities (the “Tax Incentive”), and Tenant shall be entitled to the benefit of such reductions during the duration of any such reduction. The Tax Incentive will permit Landlord to pay reduced ad valorem taxes on the Project through calendar year 2022. Landlord agrees that the components of Taxes which are intended to be reduced by the Tax Incentive shall not exceed $0.22 per square foot of the Demised Premises during the eight (8) calendar years from 2014 through 2021, inclusive, even if the Tax Incentive or a portion thereof is not realized by Landlord. In the event that during the Term, any other Taxes or components thereof shall be reduced by jurisdictional incentives or tax abatements offered in the manner of inducements to Tenant, including those that accrue fully or partially to the benefit of the Office Component, the Project or Landlord as a direct result of any incentive agreements that Tenant may have or obtain with the State of Georgia, Fulton County and/or the City of Atlanta with respect to the Lease, then 100% of said incentives or abatements shall be credited to Tenant.
Section 6.3Exclusions from Taxes. Notwithstanding anything to the contrary contained in the definition of Taxes, Taxes shall not include (a) any excise, franchise, grantor's, recordation, net income, inheritance, estate, succession, transfer, income, gift or profit tax; (b) any business, professional or occupational tax; (c)  any impact or other fees or assessments relating to the development or construction of the Office Component or any other taxes or assessments not charged generally to other landowners in the area of the Office Component; or (d) any fines or penalties incurred as a result of the late payment of Taxes.
Section 6.4Consistent Means of Calculation. Landlord shall calculate all Taxes in a reasonable and consistent manner between calendar years during the Term. Without limiting the foregoing, Landlord shall not change the means of calculating or allocating Taxes, or any component thereof, from the Base Year to a subsequent calendar year if such change will increase the Taxes payable by Tenant hereunder. In furtherance of the foregoing, if any tenant of the Office Component is directly paying (to a party other than Landlord) any amount which would otherwise be included in Taxes, then Taxes shall be adjusted, as equitable and necessary.
Section 6.5Changes in Manner of Calculating Taxes. In the event that the method currently used by the applicable taxing authority for the computation of the assessed market value of the Office Component and/or the Project is discontinued or revised, the determination of the increase in Taxes shall thereafter be made according to a format and procedure which most nearly approximates the method currently in use, and corresponding equitable adjustments shall be made the computation of Taxes for the Base Year.
Section 6.6Refunds and Appeals of Taxes. Taxes which are being contested by Landlord shall be included for purposes of the computation of the liability of Tenant under this Article; provided, however, that in the event that Tenant shall have paid any amount of Taxes pursuant to this Article and Landlord shall thereafter receive a refund of any portion of the Taxes on which such payment was based (without regard to who instituted the tax contest), Landlord shall pay to Tenant its applicable share of such refund within thirty (30) days of Landlord's receipt of the refund (or the application of a credit to reflect such refund). Tenant's right to a refund shall apply in the event Landlord receives a refund following the end of the Term which covers a period of time during the Term. This Section shall survive the end of the Term. Landlord, in good faith, shall use commercially reasonable efforts to keep Taxes as low as possible. Landlord agrees upon request of Tenant to keep Tenant apprised of all tax contest filings and proceedings undertaken by Landlord or others to obtain a tax reduction or refund for the Office Component and/or the Project for the period comprising the Term, whether protested during or following the end of the Term.
Section 6.7Installments of Taxes. Taxes which can be paid by Landlord in installments shall be paid by Landlord in the maximum number of installments permitted by law and shall not be passed-through to Tenant until the later of (1) the calendar year in which the installment of Taxes is actually paid and (2) the calendar year in which the installment of Taxes would have been paid had Landlord paid over the longest permitted period.
ARTICLE 7
INSURANCE and LIABILITY

Section 7.1Tenant's Insurance.
(a)Tenant agrees that, from and after the date on which Tenant first enters into the Demised Premises, Tenant shall carry at its sole cost and expense the following types of insurance, in the amounts specified and in the form hereinafter provided for:
(i)Commercial general liability insurance covering the Demised Premises and Tenant's use thereof against claims for contractual liability, personal injury or death, and property damage, occurring upon or about the Demised Premises, such insurance to afford protection to the limit of not less than $5,000,000.00 per occurrence. The foregoing may be maintained using so-called “umbrella policies” provided the stated coverages are provided;
(ii)Property damage insurance against “all-risks” of physical loss covering all of the items included in Tenant's Work and any non-structural Alterations made by Tenant within the core and shell of the Demised Premises pursuant to Article 14 hereof (whether paid for by Landlord or Tenant), trade fixtures, and Tenant's personal property from time to time located upon or about the Demised Premises, providing protection against perils included within standard forms of fire and extended coverage insurance policies, together with insurance against sprinkler damage, vandalism and malicious mischief;
(iii)Business interruption insurance for a period of at least twelve (12) months;
(iv)Worker's compensation insurance in the minimum amounts required by the State of Georgia, and Employers Liability Insurance in an amount not less than $500,000.00 per occurrence and
(v)Automobile liability insurance with a minimum combined single limit of liability of at least one million dollars ($1,000,000) including coverage for owned , non-owned and hired vehicles; and
(b)All such policies of insurance shall be issued in form and by issuers with a rating of “A-VIII” or higher by A.M. Best in the name of Tenant and shall name Landlord and parties designated in writing by Landlord as additional insureds with respect to the liability insurance coverage. All liability insurance obtained by Tenant shall be primary and non-contributory with respect to any policies carried by an additional insured and provide a waiver of the insurer's right of subrogation against Landlord and any additional insured under Article 8. Tenant's insurance policies shall contain only such deductible amounts as are commercially reasonable and consistent with the deductibles commonly carried by tenants of Comparable Buildings. Certificates evidencing each such policy shall be delivered to Landlord no later than the Delivery Date, and thereafter prior to the expiration of each such policy. All such policies of insurance shall contain a provision that the company writing said policy will give Landlord at least ten (10) days' prior written notice of any cancellation of such insurance.
Section 7.2Landlord's Insurance.
(a)At all times during the Term, Landlord shall maintain in effect a policy or polices of: (i) property damage insurance against “all-risks” of physical loss covering the Office Component, the Common Areas, and other portions of the Project (but excluding leasehold improvements required to be insured by tenants), providing protection against perils included within standard forms of fire and extended coverage insurance policies in an amount equal to the actual replacement thereof, with an agreed-value endorsement and without any co-insurance requirements; (ii) commercial general liability insurance protecting Landlord in the aggregate amount of at least Ten Million and 00/100 Dollars ($10,000,000.00) combined single limit coverage per occurrence and for contractual liability, bodily injury, death or property damage; including a per location aggregate endorsement; (iii) insurance against vandalism and malicious mischief of the Office Component (but excluding any improvements within the Demised Premises for which Tenant is responsible for insuring hereunder), the Common Areas, and other portions of the Project (but excluding leasehold improvements required to be insured by tenants); and (iv) insurance against such other risks as Landlord may from time to time determine to be prudent and consistent with the insurance commonly carried by owners of Comparable Buildings. Any such insurance may be effected by a policy or policies of blanket insurance covering additional items or locations or insureds. Landlord's insurance policies shall contain only such reasonable deductible amounts as are commercially reasonable and consistent with the deductibles commonly carried by owners of Comparable Buildings (as used herein, a “Reasonable Deductible”). The premiums for any such policies shall be referred to as the “Insurance Premiums” and shall be included in Operating Expenses. To the extent that any Insurance Premiums for the Project are not separately charged with respect to the Office Component, Landlord shall allocate on a reasonable and consistent basis a proportionate share of the Insurance Premiums to the Office Component.
Section 7.3Landlord's Liability. To the maximum extent permitted by law, but subject to Section 7.5, below, except in the event of Landlord's negligence or willful misconduct, Landlord shall not be liable for any damage or liability of any kind or for any injury to or death of any persons or damage to any property on or about the Demised Premises from any cause whatsoever.
Section 7.4Indemnification.
(a)Subject to Section 7.5 and Article 22, below, Tenant hereby agrees to indemnify, defend, and save Landlord harmless from and against all claims, actions, demands, costs and expenses and liability whatsoever, including reasonable attorneys' fees, to the extent resulting from, relating to or arising out of, in whole or part: (i) Tenant's failure to comply with any obligation pursuant to the Lease; (ii) Tenant's use, occupancy or activities in or about the Demised Premises; or (iii) the negligence or willful misconduct of Tenant, its agents or employees; but excluding in all cases any claims, actions, demands, costs and expenses and liability occasioned wholly or in part by the negligence or willful misconduct of Landlord, its agents or employees.

(b)Subject to Section 7.5 and Article 22, below, Landlord hereby agrees to indemnify, defend, and save Tenant harmless from all claims, actions, demands, costs and expenses and liability whatsoever, including reasonable attorneys' fees, to the extent resulting from, relating to or arising out of, in whole or part: (i) Landlord's failure to comply with any obligation pursuant to the Lease; (ii) any occurrence in, upon or at the Common Areas; or (iii) the negligence or willful misconduct of Landlord, its agents or employees; but excluding in all cases any claims, actions, demands, costs and expenses and liability occasioned wholly or in part by the negligence or willful misconduct of Tenant, its agents or employees.
(c)The obligations of Landlord and Tenant under this Section shall survive the expiration or other termination of this Lease.
Section 7.5Mutual Waivers of Subrogation. Landlord and Tenant hereby waive any rights they may have against each other on account of any loss or damage occasioned to Landlord or Tenant, their property, the Project, the Office Component, the Common Areas, Demised Premises or its contents, arising from any risk covered by fire and extended coverage insurance maintained (or required to be maintained) by Landlord or Tenant, as the case may be. The parties hereto each, on behalf of their respective insurance companies insuring the property of either Landlord or Tenant against any such loss, waive any right of subrogation that it may have against Landlord or Tenant, and covenant to use commercially reasonable efforts to cause such insurance companies to expressly waive any such rights of subrogation. The foregoing waiver shall apply regardless of the cause or origin of the claim, including, but not limited to, the negligence of a party or that party's agents, officers, employees or contractors.
Section 7.6Effect on Insurance. Tenant shall not do or suffer to be done, or keep or suffer to be kept, anything in, upon or about the Demised Premises which will contravene Landlord's insurance policies or which will prevent such policies from being procured with companies reasonably acceptable to Landlord, or which will cause an increase in the insurance rates upon the Demised Premises or any other portion of the Project. If Tenant violates any prohibition provided for in this Section, Landlord may, following prior notice to Tenant and no less than thirty (30) days to cure, correct the same at Tenant's expense. Tenant agrees to pay to Landlord as Additional Rent on demand the amount of any increase in premiums for insurance resulting from any violation of this Section. The provisions of this Section 7.6 shall neither preclude Tenant from activities or uses that fall within the Permitted Use, nor require Tenant to pay any additional sum of money by reason of same.
ARTICLE 8
OPERATING EXPENSES

Section 8.1Definition of Operating Expenses.
(a)“Operating Expenses” shall be defined as all expenses, costs and disbursements of every kind and nature reasonably incurred by Landlord in connection with the management, operation, maintenance, servicing and repair of the Office Component, or, solely to the extent permitted under Section 8.1(c), below, the Common Areas, including, but not limited to, the costs and expenses of the following: (a) operating, maintaining, repairing, lighting, servicing, painting and removing debris from and cleaning the Common Areas; (b) the compaction and removal of garbage, trash, recyclables and composted materials from the Office Component; (c) maintaining and repairing roofs, walls, and other common elements, including common ducts, plumbing, conduits and similar items, elevators and vertical circulation elements, common fire protection systems, utility, sprinkler and security alarm systems, storm and sanitary drainage systems and other Building Systems, signs and decorations, directional signs and markers, and on- and off-site traffic regulation and control signs and devices; (d) landscaping located on the Common Areas; (e) the repair and maintenance of the Parking Facilities or sidewalks, including striping, re-striping and paving thereof; (f) pest control; (g) the maintenance, repair, and inspection of all machinery and equipment used in the operation, maintenance or security of the Common Areas; (h) management fees not to exceed the rate of three percent (3%) of gross revenues of the Office Component per year; (i) security programs and initiatives, including without limitation the cost of security personnel; (l) any events undertaken by Landlord for the tenants of the Office Component; (m) employees' wages, salaries, welfare and pension benefits and other fringe benefits; (n) payroll taxes; (o) Insurance Premiums; (p) snow and ice removal; (q) electricity, water and other utilities; (r) janitorial and cleaning supplies and services; and (s) window cleaning. Further, if Landlord makes an expenditure for a capital improvement to the Office Component to comply with any law, ordinance or regulation pertaining to the Office Component first enacted and applicable to the Office Component after the Commencement Date, and if, under generally accepted accounting principles, such expenditure is not a current expense, then the cost thereof shall be amortized over a period equal to the useful life of such improvement, determined in accordance with generally accepted accounting principles, and the amortized costs allocated to each calendar year during the Term, shall be deemed “Permitted Capital Expenditures” and shall be included in Operating Expenses.
(b)Landlord and Tenant acknowledge and agree that certain costs expended by Landlord in connection with the Project do not benefit tenants of the Office Component (such as, by way of example, expenditures made in connection with the Retail Market (defined in the Additional Lease Provisions). In calculating Operating Expenses, Landlord shall ensure on a reasonable and consistent basis that such costs are not included in Operating Expenses. In connection therewith, if the reason that any capital improvement is necessary under Legal Requirements is unrelated to the Permitted Use, such capital improvement shall be deemed not to be a Permitted Capital Expenditure. By way of example and not of limitation, capital expenditures required under the ADA solely because a portion of the Project is used for retail purposes shall not be Permitted Capital Expenditures.
(c)Landlord and Tenant further acknowledge and agree that certain costs expended by Landlord in connection with the Project benefit all tenants of the Project, including tenants of the Office Component (such as, by way of example, expenditures made in respect to the Parking Facilities). In calculating Operating Expenses, Landlord shall allocate on a reasonable and consistent basis an equitable share of such shared costs to the Office Component for inclusion in Operating Expenses hereunder.
(d)Operating Expenses shall expressly exclude Taxes, which are separately payable by Tenant pursuant to Article 6 hereof. To the extent any component of Insurance Premiums relates to insurance shared by both tenants of the Office Component and other tenants of the Project, Operating Expenses shall include such component of Insurance Premiums to the extent that on a reasonable and consistent basis Landlord has allocated a proportionate and equitable share of such Insurance Premiums to the Office Component.
Section 8.2Exclusions from Operating Expenses. Notwithstanding the generality of the foregoing provisions, the following items shall be excluded from Operating Expenses: (a) leasing commissions, fees and costs, advertising and promotional expenses and other costs incurred in procuring tenants or in selling the Project or Office Component; (b) legal fees or other expenses incurred in connection with enforcing leases with tenants; (c) costs of renovating or otherwise improving or decorating space for any tenant or other occupant, including Tenant, or relocating any tenant; (d) financing costs, including interest and principal amortization of debts, and the costs of providing the same; (e) depreciation; (f) rental on ground leases or other underlying leases and the costs of providing the same; (g) wages, bonuses and other compensation of employees above the grade of general manager or the equivalent, and fringe benefits other than insurance plans and tax qualified benefit plans; (h) any liabilities, costs or expenses associated with or incurred in connection with the removal, enclosure, encapsulation or other handling of Hazardous Substances, ACM, Contaminated Sand, or Lead Coatings and the cost of defending against claims in regard to the existence or release of Hazardous Substances; (i) costs of any items for which Landlord is or is entitled to be paid or reimbursed by insurance; (j) charges for electricity, water, or other utilities, services or goods and applicable taxes for which Tenant or any other tenant, occupant, person or other party is obligated to reimburse Landlord or to pay to third parties; (k) costs of any HVAC, janitorial or other services provided to tenants on an extra cost basis after regular business hours; (l) costs of installing, operating and maintaining any specialty service, such as an observatory, broadcasting facilities, child or daycare, unless Landlord is required by the terms of this Lease to make such service available to Tenant and its employees at no additional charge to Tenant; (m) costs of correcting defects in the design, construction or equipment of, or latent defects in, the Project; (n) costs of any work or service performed on an extra cost basis for any tenant; (o) cost of any work or services exclusively performed for the benefit of any facility other than the Office Components or Common Areas; (p) any cost representing an amount paid to a person firm, corporation or other entity related to Landlord that is in excess of the amount which would have been paid in the absence of such relationship; (q) any cost of painting or decorating any interior parts of the Project other than Common Areas; (r) cost of initial cleaning and rubbish removal from the Project to be performed before final completion of the Project or tenant space; (s) cost of initial construction or landscaping of the Project; (t) except for Permitted Capital Expenditures, the cost of any item that, under generally accepted accounting principles, are properly classified as capital in nature; (u) late fees or charges incurred by Landlord due to late payment of expenses, except to the extent attributable to Tenant's actions or inactions; (v) cost of acquiring, securing, cleaning or maintaining sculptures, paintings and other works of art; (w) Taxes or any amounts specifically excluded from Taxes; (x) charitable or political contributions; (y) all other costs to the extent Landlord is compensated or paid by another party so that Landlord shall not recover any cost more than once; (z) any cost associated with operating as an on- or off-site management office for the Project, except to the extent included in the management fee permitted hereby; (aa) Landlord's general overhead and any other expenses not directly attributable to the operation and management of the Office Component (e.g. the activities of Landlord's officers and executives or professional development expenditures), except to the extent included in the management fee permitted hereby; (bb) costs and expenses incurred in connection with compliance with or contesting or settlement of any claimed violation of Legal Requirements, except to the extent attributable to Tenant's actions or inactions; (cc) costs related to compliance with Legal Requirements in connection with those parts of the Project that Landlord is responsible for maintaining and repairing, except to the extent attributable to Tenant's actions or inactions and Permitted Capital Expenditures; (dd) costs of complying with the Americans With Disabilities Act, whether such costs are classified as capital items or expenses under generally accepted accounting principles, except to the extent attributable to Tenant's actions or inactions and Permitted Capital Expenditures; (ee) costs of mitigation or impact fees or subsidies (however characterized), imposed or incurred prior to the date of the Lease or imposed or incurred solely as a result of another tenant's or tenants' use of the Project or their respective premises; (ff) management fees in excess of the rate of three percent (3%) of gross revenues of the Office Component per year; (gg) deductibles in excess of Reasonable Deductibles or co-insurance under any insurance policies carried by Landlord; and (hh) reserves of any kind or nature.
Section 8.3Tenant's Proportionate Share of Operating Expenses. Tenant agrees to pay to Landlord, as Additional Rent, in the manner set forth in Article 9, Tenant's Proportionate Share of the amount by which Operating Expenses for each calendar year exceed the amount of Operating Expenses during the Base Year. Any partial calendar year during the Term shall be adjusted pro-rata.
Section 8.4Gross-Up. If the average occupancy rate for the Office Component during any calendar year (including the Base Year) is less than one hundred percent (100%), or if any tenant of the Office Component is separately paying for services furnished to its premises which would otherwise be included in Operating Expenses, then Operating Expenses for such calendar year shall include all additional expenses that vary with occupancy, as reasonably estimated by Landlord and adjusted each year on a consistent basis, which would have been incurred during such calendar year if such average occupancy rate had been one hundred percent (100%) and if Landlord paid for such services to such premises. For example: if the average occupancy rate for the Office Component during a calendar year is eighty percent (80%), and if the janitorial contractor charges are $1.00 per square foot of occupied square footage per year, and if the Office Component contains one hundred thousand (100,000) square feet of square footage, then it would be reasonable for Landlord to estimate that if the Office Component had been one hundred percent (100%) occupied during such year, then janitorial charges for such year would have been one hundred thousand dollars ($100,000).
Section 8.5Consistent Means of Calculation. Landlord shall calculate all Operating Expenses in accordance with generally accepted accounting principles in a reasonable and consistent manner between years. Without limiting the foregoing, Landlord shall not change the means of calculating or allocating Operating Expenses, or any component thereof, from the Base Year to a subsequent calendar year if such change will increase the Operating Expenses payable by Tenant hereunder. In furtherance of the same, in the event that amenities or facilities benefitting the Office Component are not provided by Landlord during the entire Base Year, but are provided by Landlord during any subsequent calendar year, and the costs applicable thereto would otherwise be included in Operating Expenses, then for purposes of calculating the increases in Operating Expenses for such subsequent calendar year, the Base Year shall be deemed to include all expenses attributable to such amenity or facility during the first full year the same is operated.

Section 8.6Cap on Controllable Costs. For purposes of this Lease, Landlord agrees that in calculating Tenant's Proportionate Share of Operating Expenses for each calendar year, that portion of the Operating Expenses for each year that consists of “Controllable Costs,” defined below, shall be limited to the lesser of (i) the actual Controllable Costs for such calendar year, or (ii) the amount that Controllable Costs would have been if the amount of Controllable Costs had increased at the rate of three percent (3%) over the amount of Controllable Costs over the prior calendar year. As used herein, the term “Controllable Costs” shall mean all Common Area Costs which are within the reasonable control of Landlord. The following expenses are not within the direct control of Landlord: (a) utility charges; (b) Insurance Premiums and Reasonable Deductibles; (c) costs of maintenance and repair to the extent required as result of damage caused by Tenant, third parties, natural disasters or acts of God; (d) costs subject to government regulation, such as the minimum wage; (e) ice and snow removal costs; (f) security costs; and (g) costs incurred to comply with new or revised federal or state laws, municipal or county ordinances or codes or regulations promulgated under any of the same. The following are examples of Controllable Costs: (v) costs of landscaping, pest control, window cleaning and janitorial services; (w) costs of events undertaken by Landlord at the Project; (x) employee wages and salaries not dictated by governmental regulation; (y) costs of routine maintenance and repair; and (z) management fees. Landlord hereby covenants and agrees to use commercially reasonable efforts to keep all Controllable Costs as low as is reasonably possible given the nature of the Project.
ARTICLE 9
PAYMENT OF TAXES AND OPERATING EXPENSES

Section 9.1Payment by Tenant. Tenant shall pay as Additional Rent all amounts owed by Tenant with respect to Taxes and Operating Expenses, as follows. No later than December of each calendar year, Landlord shall by written notice to Tenant advise Tenant of the estimated costs to Tenant for the next calendar year for increases in Taxes and Operating Expenses above Taxes and Operating Expenses incurred during the Base Year. Tenant shall pay one twelfth (1/12) of such amount to Landlord each month during such year, on the first day of each month. For the avoidance of doubt, Tenant shall have no obligation to pay any amount with respect to Operating Expenses or Taxes until the first (1st) day of January, 2016.
Section 9.2Reconciliation. Within one hundred twenty (120) days following the end of each calendar year, including the Base Year, Landlord shall furnish Tenant a statement covering the calendar year just ended. If the estimated payments made by Tenant are greater than Tenant's actual liability, Tenant shall be entitled to a credit of the difference. If the estimated payments made by Tenant are less than Tenant's actual liability, Tenant shall pay Landlord the difference as Additional Rent within thirty (30) days after receipt of such statement.
Section 9.3Tenant Audit Rights. After receiving for any year during the Term the annual statement described in Section 9.2, Tenant shall have the right to inspect or audit Landlord's records relating to Operating Expenses and Taxes for the period of time covered by such statement (and, with respect to Tenant's first audit, for the Base Year) in accordance with the following provisions. If Tenant fails to object to the calculation of Operating Expenses and/or Taxes on such a statement within ninety (90) days after the statement has been delivered to Tenant, then, except for the limited refunds permitted by this Section, Tenant shall have waived its right to object to the calculation thereof for the year in question and such calculations shall be final. Tenant's audit shall be conducted where Landlord maintains its books and records, shall not unreasonably interfere with the conduct of Landlord's business, and shall be conducted only during Business Hours. As part of any audit, Landlord shall reasonably cooperate with Tenant at Tenant's request in exercising Tenant's audit rights hereunder. Tenant shall pay the cost of such audit unless the total Operating Expenses or Taxes for the period in question is determined to be in error and overstated by more than five percent (5)% in the aggregate, in which case Landlord shall pay the reasonable audit cost. Tenant may not conduct an inspection or have an audit performed more than once for any calendar year. If such audit reveals that an error was made in the Operating Expenses or Taxes previously charged to Tenant, then Landlord shall refund to Tenant any overpayment of any such costs together with interest thereon at the Default Rate from the date of such overcharge (e.g., each monthly estimated payment during the applicable calendar year), or Tenant shall pay to Landlord any underpayment of any such costs together with interest thereon at the Default Rate from the date of such overcharge, as the case may be, within thirty (30) days after notification thereof. Tenant shall maintain the results of each such audit or inspection confidential and shall not be permitted to use any third party to perform such audit or inspection, other than an independent firm of certified public accountants (a) reasonably acceptable to Landlord, and (b) which agrees with Landlord in writing to maintain the results of such audit or inspection confidential.
Section 9.4Tenant's Proportionate Share. Tenant's Proportionate Share is a fraction obtained by dividing the number of square feet of the Demised Premises (75,000) by the number of square feet of the Office Component (441,000). In the event that the size of the Demised Premises or Office Component shall increase or decrease pursuant to Paragraph 11 of the Additional Lease Provisions, or as a result of an expansion or contraction of the Demised Premises or Office Component (including the addition of portions of the Project that will be used for office purposes but which are not currently within the Office Component), such fraction shall be adjusted accordingly.
ARTICLE 10
BUILDING SERVICES

Section 10.1Landlord Services. Landlord shall furnish Tenant with the following services: (a) hot and cold water for use in the lavatories and any kitchen or shower areas within the Demised Premises (twenty-four (24) hours per day, seven (7) days per week), together with lavatory supplies; (b) HVAC Services (hereinafter defined) from the hours of 8:00 a.m. to 6:00 p.m. on Business Days and 8:00 a.m. to 1:00 p.m. on Saturdays (“Building Service Hours”); (c) standard janitorial service on Business Days pursuant to Section 10.3, below; (d) passenger and freight elevator service; (e) electricity in accordance with the Minimum Electrical Standard (hereinafter defined) pursuant to Section 10.2, below; (f) replacement of all electric bulbs, ballasts and fluorescent tubes in Building standard light fixtures in the Demised Premises and the Common Areas (it being agreed that all ceiling lighting in the Demised Premises shall be deemed to be Building standard); (g) cleaning of the exterior windows of the Office Component at least two (2) times per calendar year; and (h) pest control services (regularly scheduled and on an “as-needed” basis).

Section 10.2Electricity. Landlord shall furnish to Tenant, twenty-four (24) hours per day, seven (7) days per week, sufficient electrical current for routine and normal lighting and typical office equipment and machinery found in other Class A commercial office buildings of comparable quality in the submarket in which the Project is located (“Comparable Buildings”) (such as computers, copiers, servers, facsimile machines and similar items), such electric current to be in amounts no less than one (1) watt per square foot connected load of the Demised Premises (for lighting), and five (5) watts per square foot connected load of the Demised Premises (for all other purposes, but exclusive of HVAC Services), and otherwise comply with the requirements set forth in Landlord's Work (the “Minimum Electrical Standard”). Tenant shall have access to the electrical panels located in or serving the Demised Premises throughout the Term. Landlord shall have the right to require that one or more separate meters or sub-meters be installed to record the consumption of electricity by Tenant in the Demised Premises. The cost of any such meters and the installation, maintenance and repair thereof shall be paid by Tenant. If Tenant's use of electricity, exclusive of HVAC Services, is determined to exceed the greater of (i) the Minimum Electrical Standard, and (ii) the average per square foot consumption of the other tenants in the Office Component (such greater amount being the “Electrical Threshold”), Tenant shall pay to Landlord, as Additional Rent, for such portion of Tenant's actual electrical consumption that exceeds the Electrical Threshold, at the rates charged for such service by the local public utility company and without mark-up by Landlord.
Section 10.3Janitorial Services. Throughout the Term, Landlord shall cause the janitorial services to be provided to the Office Component and Demised Premises in a manner that is at least equal to the specifications for janitorial services attached hereto as Exhibit K. Janitorial services shall be provided on a consistent schedule each day during hours reasonably approved by Tenant from time to time during the Term. Upon request from Tenant from time to time, Landlord shall furnish the names of all persons who may from time to time enter the Demised Premises in connection with Landlord's provision of janitorial services hereunder, and Tenant shall have the right to reasonably request changes to janitorial personnel in connection with Tenant's security procedures and protocols.
Section 10.4HVAC Services. During Building Service Hours, Landlord shall be obligated to furnish heating, ventilation, and air conditioning to the Demised Premises on a year-round basis in accordance with the HVAC Specifications (defined in Exhibit C) (the “HVAC Services”).
Section 10.5Overtime HVAC. If Tenant requires HVAC Services at times outside of Building Service Hours, Landlord shall furnish such additional service on a floor by floor basis at the then-prevailing hourly rate, as established by Landlord from time to time. Notwithstanding the foregoing, in no event shall the hourly rate for after-hours HVAC Services exceed the actual cost of the utilities incurred by Landlord in connection with such overtime HVAC Services, plus a fixed administrative markup of ten percent (10%) of such actual cost.
Section 10.6Supplemental HVAC. Tenant shall have the right to install supplemental HVAC units in the Demised Premises at Tenant's sole cost and expense, but the existence of such units shall not relieve Landlord of its obligation to provide HVAC Services under the Lease. All aspects of the supplemental HVAC units, including without limitation, the location, size, configuration, and specifications therefor, shall be subject to Landlord's prior approval, not to be unreasonably withheld, conditioned or delayed. Landlord acknowledges and agrees that, as part of Tenant's Work, Tenant will install supplemental HVAC equipment in the portions of the Demised Premises to be used as Tenant's data center/LAN room. Tenant's installation, use, and maintenance of supplemental HVAC units shall be in accordance with all applicable Legal Requirements. In connection with Tenant's installation of any supplemental HVAC unit, Landlord shall have the right, but not the obligation, to install a meter to measure the amount of electric current consumed by Tenant in its use of the supplemental HVAC unit. The cost of such meter and installation, maintenance and repair thereof, and the actual cost of any utility use as shown by said meter, shall be paid by Tenant to Landlord without mark-up within thirty (30) days Landlord's demand therefor.
Section 10.7Access and Elevators. Tenant shall have access to the Demised Premises and the Parking Facilities twenty-four (24) hours per day, seven (7) days per week. Notwithstanding the foregoing, a single elevator may be taken out of service on a temporary and infrequent basis for no more than a few hours for repair and maintenance.
Section 10.8Service Deficiencies. No more often than once in any five (5) year period during the Term, in the event Tenant determines that the services being furnished to the Office Component by the performance of the cleaning company or other third party contractor pursuant to this Article 10 are unsatisfactory, in Tenant's reasonable judgment, Tenant may deliver written notice to Landlord specifying in detail the manner in which such services are deemed deficient. If the deficiencies are not, in Tenant's reasonable judgment, substantially corrected during the ninety (90) day period after such written notice, then Tenant may deliver a further notice directing Landlord to terminate the contract for the applicable contractor providing such service to the Office Component, subject to and in accordance with the termination provisions of such contract, with any contractually-required termination fee to be paid by Tenant. Promptly thereafter, Landlord shall enter into a new contract for the applicable service with a contractor mutually agreeable to Landlord and Tenant.
Section 10.9Service Failure. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, except as expressly set forth in this Section, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Office Component or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord's reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or, except as set forth in this Section, relieve Tenant from paying Rent or performing any of its obligations under this Lease, or subject Landlord to liability or damages for a loss of, or injury to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits. Notwithstanding the foregoing, in the event of an interruption of services required to be provided by Landlord herein, Landlord will use commercially reasonable efforts to cause the full and prompt restoration of any such interrupted services. If (i) access to any part of the Demised Premises or any utility or service is interrupted as a result of the act or failure to act of Landlord, (which interruption in service shall include the failure of Landlord to properly repair or maintain any part of the Project or to provide any service required hereunder to be provided) or the use of any part of the Demised Premises or the Parking Facilities by Tenant is interrupted as a result of any entry by or work performed in or around the Demised Premises, the Office Component or the Project by or on behalf of Landlord, (ii) such interruption shall continue for more than three (3) consecutive Business Days after written notice of such interruption or failure from Tenant to Landlord, and (iii) such interruption or failure renders any portion of the Demised Premises unusable for the normal conduct of Tenant's business in the way such portion of the Demised Premises has been utilized, then all Base Rent and Additional Rent payable hereunder with respect to such unusable portion of the Demised Premises shall be abated retroactively for the period beginning on the date of the interruption or failure and such rental abatement shall continue until such portion of the Demised Premises is usable again.
ARTICLE 11
PROJECT GOVERNANCE AND CONTROL

Section 11.1Operation of Project. Tenant acknowledges that (a) the Project is a mixed use development which may include multiple uses in one or more buildings, (b) the Office Component is a portion of the Project, (c) each of the Project and the Office Component may now or hereafter be subdivided, and (d) portions of the Project and the Office Component may now or hereafter be under separate ownership or subject to separate leasehold estates or legal regimes.
Section 11.2Governing Instruments. This Lease and Tenant's rights hereunder are and shall be subject and subordinate to the Governing Instruments (hereinafter defined). As used in this Lease, “Governing Instruments” means, individually and collectively, any and all vertical subdivisions, horizontal subdivisions, air rights agreements, sale-leaseback instruments, condominium declarations, condominium plats, condominium plans, condominium association articles and by-laws, articles and bylaws of other owners' association regimes, other multiple ownership regimes, easement agreements, covenants, conditions and restrictions, rules, regulations, governmental and private restrictions, and similar instruments, recorded or unrecorded, to which Landlord may submit all or any part of the Project or the Office Component or by which all or any part of the Project or the Office Component may now or hereafter be bound, as the same may be amended, consolidated, expanded, renewed, extended, supplemented or otherwise modified at any time and from time to time. Notwithstanding the generality of the foregoing, the term “Governing Instruments” shall specifically exclude any Mortgage (hereinafter defined).
Section 11.3Limitations on Governing Instruments. Landlord covenants and agrees not to execute, nor to consent to the execution of, any Governing Instrument unless required by Legal Requirements or governmental authority, or unless Landlord determines, in its good faith, commercially reasonable judgment, that such Governing Instrument: (a) will not materially interfere with the harmonious operation of the Project; (b) contains commercially reasonable terms and conditions; (c) does not and will not materially increase Tenant obligations under this Lease (including any increase whatsoever in Base Rent or, subject to Section 11.4, Additional Rent), or materially decrease Tenant's rights under this Lease (including any reduction in the character, quality or quantity of services to be furnished to Tenant hereunder); and (d) does not and will not vest in any party other than Landlord] rights to enforce this Lease, or any provision hereof, against Tenant. Without limiting the foregoing and subject to Section 11.4, Tenant shall not be required to pay or reimburse Landlord for (i) expenses in excess of expenses Landlord would have incurred or been required to pay, absent the existence of the Governing Instruments; or (ii) any increase in amounts payable by Tenant resulting from a change in the manner in which expenses are calculated from the manner specified in this Lease, if any.
Section 11.4Allocation of Expenses. Landlord may execute Governing Instruments that reasonably and consistently allocate Taxes, Operating Expenses, or both, between the Office Component and other portions of the Project, and any such Taxes or Operating Expenses allocable to the Office Component may be treated as Taxes or Operating Expenses incurred by Landlord under this Lease, whether or not paid directly by Landlord.
Section 11.5Landlord Performance. Notwithstanding anything to the contrary contained herein, to the extent that any party other than Landlord performs any obligation of Landlord (under the Governing Instruments or otherwise), Tenant agrees to accept such performance as performance by Landlord of such obligation. Notwithstanding the foregoing sentence, Landlord shall not be relieved from its obligation to discharge its obligations in the manner required by this Lease.
Section 11.6Third Party Insurance. Landlord shall have the right to require Tenant to add the applicable Authority (as defined below) or other required party or parties under any Governing Instruments as an additional insured or loss payee to the extent Tenant is required to name Landlord as additional insured or loss payee under this Lease. Likewise, to the extent that Landlord is required to maintain insurance hereunder and an Authority under a Governing Instrument assumes such obligation of Landlord, Landlord or such Governing Instrument shall require such Authority to maintain the insurance required to be maintained by Landlord under this Lease (or substantially similar insurance taking into account the nature of the Governing Instrument); in such case the agreements of Tenant set forth in Section 7.5 of this Lease shall run to the benefit of such Authority and other applicable parties to the Governing Instruments, and Landlord shall require that the Authority afford Tenant, by virtue of the Governing Instrument, a written agreement with Tenant or otherwise, waiving the Authority's right of subrogation against Tenant, such waiver of subrogation to be substantially similar in effect to that set forth in Section 7.5 of this Lease.
Section 11.7Confirming Documentation. Tenant agrees that, in order to confirm the provisions of this Article, but in no way limiting the self-operative effect of said provisions, Tenant shall execute and deliver whatever instruments Landlord may reasonably require for such purposes within thirty (30) days following written request by Landlord to confirm the subordination of this Lease and Tenant's rights hereunder in relation to any Governing Instruments.
Section 11.8Governing Instrument Authorities. Tenant acknowledges and agrees that Landlord shall have the right at its election to assign to any person or entity having authority under any of the Governing Instruments, including without limitation, a declarant, owners'

association, master association, or architectural committee (each an “Authority”) the right to exercise on behalf of Landlord one or more of Landlord's approval rights under this Lease; provided, however, that in the event of such an assignment, such Authority shall be bound in exercising such right of Landlord by the deadlines and by the standards of discretion applicable to Landlord contained in this Lease. Landlord shall be responsible for advising Tenant that any such approval rights have been assigned to an Authority. Landlord shall not have any right to withhold any approval, consent, or decision sought by Tenant or required from Landlord under this Lease as a result of the existence of the Governing Instruments if, absent the Governing Instruments, Landlord would not have had a right to withhold its approval, consent or decision.
Section 11.9Landlord's Representations. Landlord represents and warrants that no documents which are recorded in the real estate records with the office of the Clerk of Fulton County, Georgia, materially and adversely affect Tenant's right to operate the Demised Premises for the Permitted Use; provided, however, that Landlord makes no representation or warranty with respect to any applicable zoning, land use or development restrictions imposed by any applicable governing authority.
ARTICLE 12
USE OF DEMISED PREMISES

Section 12.1Sole Use. Throughout the Term, Tenant shall use the Demised Premises solely for the purpose specified in Section 1.1 as the “Permitted Use.”
Section 12.2Restrictions. Tenant agrees that it will not cause or permit strong, unusual, offensive or objectionable noise, odors, lights, fumes, dust or vapors to emanate or be dispelled from the Demised Premises.
Section 12.3Legal Requirements.
(a)Tenant shall comply with all applicable laws, rules and regulations of governmental authorities having jurisdiction over the Demised Premises (collectively, “Legal Requirements”). To the extent that any Legal Requirements require any Alterations to be made to the Demised Premises as a result of: (a) Tenant's construction of the Tenant's Work; (b) the operation of Tenant's business; and (c) the particular nature of Tenant's use and occupancy of the Demised Premises (as opposed to general office use) (collectively, the “Tenant-Specific Legal Requirements”), then Tenant shall make such Alterations to the Demised Premises at Tenant's sole cost and expense, provided Tenant shall first have obtained Landlord's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
(b)Landlord shall cause all of the Landlord's Work to be constructed in accordance with Legal Requirements, including the Americans With Disabilities Act of 1990 (“ADA”). Landlord represents and warrants that upon the Commencement Date, the Building Structure, the Building Systems, and the Common Areas (including those elements located within the Demised Premises), will comply with all Legal Requirements, and further, Landlord covenants and agrees throughout the Term to cause all of such items to remain in compliance with all Legal Requirements (other than Tenant-Specific Legal Requirements). Without limiting the foregoing, throughout the Term of this Lease, Landlord shall be responsible for compliance with the ADA in the public and Common Areas of the Project. In furtherance of the foregoing, Landlord shall make such changes, alterations, renovations or modifications to the Project which are necessitated or required by any such Legal Requirements. The costs and expenses associated with such compliance by Landlord with respect to the Common Areas shall be considered Operating Expenses to the extent such costs and expenses are properly included and not excluded as Operating Expenses pursuant to the provisions of this Lease.
(c)No permitted nonconformance with respect to particular Legal Requirements (such as, by way of example, any “grandfathered” nonconformities) shall be require action by Landlord or Tenant under this Article 12.
ARTICLE 13
HAZARDOUS SUBSTANCES

Section 13.1Tenant Activity. Tenant shall not bring to the Demised Premises, or use or permit the use of the Demised Premises for the generation, storage, treatment, use, transportation, handling or disposal of, any Hazardous Substances, except for such Hazardous Substances that are both (i) in compliance with all Legal Requirements which govern Hazardous Substances and with permits issued pursuant thereto (if such permits are required), if any (collectively, “Environmental Laws”), and (ii) either (A) in amounts not in excess of that customary and reasonable to operate the Demised Premises and/or Tenant's back-up generator for the purposes set forth herein or (B) fully disclosed to and approved by Landlord in writing, in advance of the use thereof (which approval shall not be unreasonably, withheld, conditioned or delayed). “Hazardous Substances” shall mean any chemical, material or substance which is regulated as toxic or hazardous or exposure to which is prohibited, limited or regulated under Legal Requirements. Tenant shall at all times observe and abide by all Legal Requirements relating to the handling of Hazardous Substances and will promptly notify Landlord of (a) the receipt of any warning notice, notice of violation, or complaint received from any governmental agency or third party relating to environmental compliance and (b) any release of Hazardous Substances on the Demised Premises of which Tenant obtains knowledge (Tenant shall have no duty to investigate for such releases). Tenant shall carry out, at its sole cost and expense, any remediation required under Environmental Laws as a result of the release of any Hazardous Substance by Tenant or by Tenant's agents, contractors, or employees, from the Demised Premises or the Project. Tenant agrees to indemnify, defend, and save Landlord harmless from all liability, costs and claims (but excluding consequential damages), including reasonable attorneys' fees, directly resulting from any environmental contamination on the Project caused by Tenant or its agents, contractors, or employees, including the cost of remediation and defense of any action for any violation of this Article. For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Lease, Tenant shall not be required to remediate any Hazardous Substance (or indemnify Landlord for liabilities arising from same) that was released by a party other than Tenant or an agent, contractor or employee of Tenant.
Section 13.2Landlord Representation. Landlord hereby represents and warrants to Tenant, and covenants with Tenant, that: (i) as of the Delivery Date, the Demised Premises shall comply with all Environmental Laws which regulate the remediation, containment, encapsulation or abatement of Hazardous Substances, and (ii) as of the Landlord's Work Completion Date, the portion of the Project which is the subject of the Pre-Opening Landlord's Work shall comply with all Environmental Laws which regulate the remediation, containment, encapsulation or abatement of Hazardous Substances. Landlord agrees to indemnify, defend, and save Tenant harmless from all liability, costs and claims (but excluding consequential damages), including reasonable attorneys' fees, directly resulting from: (a) Landlord's breach of the foregoing representation; (b) any environmental contamination on the Project caused by Landlord or its agents, contractors, or employees, or (c) any Hazardous Substances existing on the Project prior to the Delivery Date and not brought to the Project by Tenant, its agents, contractors, or employees, which, in their present state as of the Delivery Date, cause any injury or death to Tenant's employees or invitees of the Premises or damage to Tenant's property.
Section 13.3Survival of Provisions. The provisions of this Article shall survive the expiration or other termination of this Lease.
ARTICLE 14
ALTERATIONS TO DEMISED PREMISES

Section 14.1Alterations Generally. Except for the Tenant's Work, Tenant shall make no alterations, additions or changes (collectively, “Alterations”) in or to the Demised Premises without Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Tenant shall have the right, without the necessity of obtaining Landlord's prior written consent, to make Interior Alterations in and to the Demised Premises, if (1) the cost of such Interior Alterations, when aggregated with the cost of all other Interior Alterations made during the previous twelve (12) months, does not exceed Three Dollars ($3.00) per square foot of the Demised Premises, escalating at the rate of three percent per annum during the Term (provided, however, such cap shall be inapplicable to any painting or carpeting), and (2) such Interior Alterations are completed by Tenant in accordance with, and subject to, all necessary approvals, permits and Legal Requirements (the foregoing being referred to as “Minor Alterations”). As used herein, the term “Interior Alterations” means any Alterations which are not are structural in nature, will not materially adversely affect the Building Systems serving the Demised Premises, will not require any penetration through any roof, floor or exterior or corridor wall, and are not visible from the exterior of the Demised Premises and do not adversely affect the Historic Tax Credits (as defined in this Article). Landlord shall not charge any type of construction management or supervision fee in connection with any Alterations made by Tenant unless Tenant has engaged Landlord as Tenant's construction manager.
Section 14.2Plans for Alterations. Any and all Alterations made to the Demised Premises by Tenant shall be made in accordance with (a) plans and specifications approved in writing by Landlord before the commencement of the work; and (b) all necessary approvals and permits, which approvals and permits Tenant shall obtain at its sole expense. Any material changes to Tenant's plans and specifications after Landlord's initial approval shall require Landlord's additional approval. Landlord shall have the right to approve Tenant's general contractor prior to the commencement of such work. All parties performing work on behalf of Tenant shall procure insurance, and shall have Landlord named as an additional insured on such policies, in the amounts set forth in Section 14 of Exhibit D. Landlord shall not unreasonably withhold, condition or delay any approval under this Section. The provisions of this Section do not apply to the Tenant's Work or to Minor Alterations.

Section 14.3Performance of Alterations. Neither Landlord's approval of Tenant's plans and specifications nor any inspections of Tenant's Work by Landlord shall be deemed a representation by Landlord that Tenant's Work complies with governmental requirements, as such compliance shall be the sole responsibility of Tenant. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Demised Premises shall at all times be a complete unit except during the period of the work. Any Alterations made by Tenant shall be performed strictly in accordance with Legal Requirements. Tenant shall have the work performed in such a manner so as not to unreasonably obstruct the access to the Demised Premises or to the premises of any other occupant of the Project or unreasonably obstruct the Common Areas.
Section 14.4Non-Standard Alterations. Any Non-Standard Alterations (hereinafter defined) made by Tenant which Landlord has designated as being subject to removal hereunder, shall be removed at Tenant's expense at the expiration or termination of this Lease. Landlord shall designate Non-Standard Alterations as being subject to removal hereunder, if at all, in a written notice sent to Tenant at the time that Landlord approves Tenant's construction of such Non-Standard Alterations. Landlord may require Tenant to remove only Non-Standard Alterations. Tenant shall have the right, but not the obligation, to leave all other Alterations in place at the expiration or termination of the Term. As used herein, the term “Non-Standard Alterations” shall mean any Alterations that, in the reasonable judgment of Landlord, place an undue burden on the ability of Landlord to re-lease the Demised Premises without removing or altering such Alterations (e.g., as a result of the anticipated difficulty or expense required to remove such item and restore the Office Component or complete any structural modification), such as raised flooring and internal staircases. Tenant's obligations under this Section shall survive the expiration or other termination of this Lease.
Section 14.5Historic Tax Credits. Without limiting the provisions of this Article, Tenant acknowledges that Landlord has or will apply for and may be granted certain state or federal tax credits relating to historic rehabilitation in connection with the Project (the “Historic Tax Credits”), and that any proposed modification of the Project, including the interior or exterior of the Demised Premises, and the Common Areas, may be prohibited or restricted in order to qualify for, obtain, maintain and preserve the Historic Tax Credits.

ARTICLE 15
CASUALTY AND RECONSTRUCTION

Section 15.1Damage Report. If the Demised Premises, or any part thereof, or a portion of the Common Area which is reasonably necessary for Tenant's use or enjoyment of, or access to, the Demised Premises, is destroyed or Materially Damaged (as defined below) by an event which involves any of the risks against which Landlord is required under this Lease to procure insurance, or against which Landlord has procured insurance (such event referred to as a “Casualty”), Landlord shall deliver to Tenant a written report (the “Damage Report”) within thirty (30) days after the Casualty, which report shall notify Tenant of the estimated date on which Landlord will Substantially Complete all repairs to the damage caused by such Casualty required under this Article (the “Estimated Restoration Date”).

Section 15.2Landlord's Duty to Reconstruct. Landlord shall (subject to being able to obtain all necessary permits and approvals therefor and subject to receipt of insurance proceeds), within ninety (90) days after the occurrence of the Casualty (unless either party terminates this Lease pursuant to this Article), commence to repair, reconstruct and restore or replace the portions of the Demised Premises, Common Area, and Project for which Landlord is responsible for insuring under the terms of this Lease, and shall prosecute the same diligently to Substantial Completion, using commercially reasonable efforts to do so on or prior to the Estimated Restoration Date. In discharging its obligations hereunder, Landlord shall not be liable for interruption to business of Tenant; provided, however, for the avoidance of doubt, the exercise of Landlord's rights and the discharge of Landlord's obligations under this Section shall be subject to Paragraph 15 of the Additional Lease Provisions. Landlord shall have no obligation for the repair, reconstruction, restoration or replacement of any of those items which Tenant is required to insure under the terms of this Lease. If Landlord determines that the amount it will receive from insurance proceeds plus the amount of the applicable deductible will be insufficient to fully repair all damage caused by the Casualty for which Landlord is responsible hereunder, Landlord shall promptly provide Tenant with written notice of such fact (an “Insufficient Insurance Proceeds Notice”). Landlord shall have no obligation for any repair, reconstruction, restoration or replacement of the Demised Premises, or Common Area, pursuant to this Section to the extent that the amount of insurance proceeds actually paid to Landlord in connection therewith plus the amount of any applicable deductible is insufficient to pay for such costs.
Section 15.3Tenant's Duty to Reconstruct. Following the Substantial Completion of any repairs required to be made by Landlord hereunder, Tenant shall (subject to being able to obtain all necessary permits and approvals therefor and subject to receipt of insurance proceeds), within one hundred twenty (120) days thereafter (unless this Lease is terminated pursuant to this Article), commence to repair, reconstruct and restore or replace said all items of leasehold improvements required to be insured by Tenant hereunder and shall prosecute the same diligently to Substantial Completion.
Section 15.4Landlord's Rights to Terminate. If, following a Casualty, Landlord determines that the Estimated Completion Date is later than two hundred seventy (270) days from the date the Casualty occurs (such casualty referred to as a “Major Casualty”), then Landlord shall have the right to terminate this Lease upon written notice to Tenant within thirty (30) days after the date Landlord delivers the Damage Report to Tenant. In addition, Landlord, by notice to Tenant within ninety (90) days after the date of the Casualty, shall have the right to terminate this Lease if: (a) following a Casualty, Landlord determines that the Estimated Completion Date is later than one hundred fifty days (150) days from the date the Casualty occurs but less than 270 days (such casualty referred to as a “Minor Casualty”), and there are fewer than two (2) years of the Term remaining on the date of the Casualty; (b) the Project or a Minor Casualty has occurred and any Holder requires that the insurance proceeds be applied to the payment of the applicable Mortgage debt (provided, however, that Landlord shall exercise any rights it may have under the applicable Mortgage documents to cause such Holder to disburse insurance proceeds to Landlord); (c) a material uninsured loss to the improvements that Landlord is required to repair hereunder occurs and same is not the result of Landlord's breach of its insurance obligations in this Lease; or (d) the improvements cannot be restored in a manner which preserves the Historic Tax Credits.

Section 15.5Tenant's Rights to Terminate. Following a Major Casualty, Tenant shall have the right to terminate this Lease upon written notice to Landlord within thirty (30) days after the date Landlord delivers the Damage Report to Tenant. If Landlord undertakes the repairs required to be made by Landlord hereunder and fails to Substantially Complete same within sixty (60) days beyond the Estimated Restoration Date, then and in such event Tenant shall have the option to terminate this Lease upon written notice to Landlord at any time following expiration of said 60-day period, which termination shall be effective as of the thirtieth (30th) day following the receipt by Landlord of such notice unless Landlord has Substantially Completed the repairs by said thirtieth (30th) day. Tenant shall have the right to terminate this Lease within thirty (30) days after receipt of an Insufficient Insurance Proceeds Notice unless Landlord has agreed to fully comply with its restoration obligations hereunder notwithstanding the unavailability of insurance proceeds. In addition, Tenant, by notice to Landlord within thirty (30) days after the date of the Casualty, shall have the right to terminate this Lease if: (a) a Minor Casualty has occurred and there are fewer than two (2) years of the Term remaining on the date of the Casualty; or (b) a material uninsured loss to the improvements that Tenant is required to repair hereunder occurs and same is not the result of Tenant's breach of its insurance obligations in this Lease.
Section 15.6Abatement of Rent. If the Demised Premises have been rendered wholly or partially untenantable, or inaccessible, by any Casualty, then the Base Rent and the Additional Rent payable by Tenant under this Lease during the period the Demised Premises are untenantable or inaccessible shall be abated in direct proportion to the percentage of the Demised Premises which is untenantable or inaccessible, including, for the avoidance of doubt, any period of time during which Tenant is performing its repair obligations hereunder.
Section 15.7Extension of Time Requirements. Both Landlord and Tenant shall be granted extensions of the time limits for restoration or termination set forth above to the extent that any such restoration is delayed in connection with obtaining or maintaining the Historic Tax Credits or any requirement of the Governing Instruments. Notwithstanding the foregoing, the preceding sentence shall not extend the deadlines by which either party has the right to terminate the Lease hereunder.
ARTICLE 16
CONDEMNATION

Section 16.1Taking of the Demised Premises. In the event of a taking by any right of eminent domain or similar proceedings, or as a result of a conveyance in lieu thereof (a “Condemnation”) of all of the Demised Premises, or such portion of the Common Area as is necessary to provide access to the Demised Premises (without Landlord providing reasonably acceptable replacement access), this Lease shall terminate as of the day possession shall be taken by the condemning authority, and Tenant shall pay Rent and perform all of its other obligations under this Lease up to that date with a proportionate refund by Landlord of any Rent that may have been paid in advance for a period subsequent to the date of taking. If a material portion, but less than all, of the Demised Premises or the Parking Facilities is taken by a Condemnation, and the remainder of the Demised Premises cannot reasonably be expected to be used by Tenant for the Permitted Use (taking into consideration Tenant's overall space requirements) then Tenant shall have the right to terminate this Lease upon notice in writing to Landlord sent within thirty

(30) days after possession is taken by such Condemnation. For purposes of this Section, a material portion of the Demised Premises shall be considered to have been taken if more than ten (10%) of the square footage of the Demised Premises is taken, and a material portion of the Parking Facilities shall be considered to have been taken if Landlord is no longer able to provide Tenant with at least 3.0 parking spaces for each 1,000 square feet leased by Tenant within or adjacent to the Project. If this Lease is so terminated, it shall terminate as of the day possession shall be taken by such authority and Tenant shall pay Rent and perform all of its other obligations under this Lease up to that date with a proportionate refund by Landlord of any Rent that may have been paid in advance for a period subsequent to the date of the taking. If this Lease is not so terminated, it shall terminate only with respect to the parts of the Demised Premises so taken as of the day possession is taken by such authority, and Tenant shall pay Rent up to that day with a proportionate refund by Landlord of any Rent that may have been paid for a period subsequent to the date of the taking and, thereafter, the Rent shall be adjusted based on the ratio that the remaining square footage of Demised Premises bears to the square footage of the Demised Premises immediately preceding the date of the taking. Landlord, at Landlord's sole cost and expense to the extent Condemnation proceeds are made available, shall promptly repair any damage caused by the Condemnation so as to render the Demised Premises usable by Tenant for the Permitted Use.
Section 16.2Office Component Taken. If any part of the Project or Office Component (including any easement, lease or other property right appurtenant to the Project or Office Component) is taken by Condemnation so as to render, in Landlord's reasonable judgment, the Office Component or the remainder thereof unsuitable for commercial uses, Landlord shall have the right to terminate this Lease upon notice in writing to Tenant within thirty (30) days after possession is taken by such Condemnation. If Landlord so terminates this Lease, the Lease shall terminate as of the day possession is taken by the condemning authority, and Tenant shall pay Rent and perform all of its obligations under this Lease up to that date with a proportionate refund by Landlord of any Rent as may have been paid in advance for a period subsequent to such possession
Section 16.3Ownership of Award. All damages for any Condemnation of all or any part of the Project or the Office Component or the Demised Premises owned by Landlord, including, but not limited to, all damages as compensation for diminution in value of the leasehold, reversion, and fee shall belong to Landlord without any deduction therefrom for any present or future estate of Tenant, and Tenant hereby assigns to Landlord all its right, title and interest to any such award. Nothing contained in this Section shall be deemed to give Landlord any interest in any award made to Tenant for the taking of personal property and fixtures belonging to Tenant and for moving and relocation damages, as long as such award is made in addition to and separately stated from any award made to Landlord for the Demised Premises or the Office Component. Landlord shall have no obligation to contest any taking but, provided Landlord incurs no expense, Landlord will cooperate with Tenant in any action brought by Tenant against the condemning authority.

ARTICLE 17
MAINTENANCE OF DEMISED PREMISES

Section 17.1Landlord's Duty to Maintain. Landlord shall keep and maintain in good repair and working order, in compliance with all Legal Requirements and to standards of repair, maintenance, management and operation equal to those standards from time to time prevailing for Comparable Buildings, the: (a) structural elements of the building in which the Demised Premises is located (including, without limitation, the foundation, roof, columns, the exterior walls, windows, exterior doors, and the building façade) (collectively, the “Building Structure”); (b) mechanical (including HVAC), electrical, plumbing, telecommunications (voice/data/cable) and fire/life safety systems serving the Project in general (collectively, the “Building Systems”); (c) Common Areas (including elevators); and (d) building standard lavatories and all plumbing thereto (regardless of whether or not Tenant occupies the entire floor). Landlord shall not have any obligation to repair any of the items Tenant is required to insure under this Lease.
Section 17.2Tenant's Duty to Maintain. Tenant shall, at its sole cost and expense, perform all maintenance and repairs to the Demised Premises that are not Landlord's express responsibility under this Lease, and keep the Demised Premises in good condition and repair and working order, reasonable wear and tear excepted. Tenant shall cause all repairs to be made in compliance with all Legal Requirements Tenant's repair and maintenance obligations include, without limitation, repairs to: (a) floor covering; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) electronic, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant; and (f) supplemental air conditioning units, kitchens, including hot water heaters, plumbing, and similar facilities exclusively serving Tenant (but specifically excluding building standard lavatories and plumbing thereto). Tenant shall not have any obligation to repair any of the items Landlord is required to insure under this Lease.
Section 17.3Landlord's Repair of Demised Premises. Landlord shall be under no obligation to make any repairs, replacements, reconstruction, alterations, renewals or improvements to or upon the Demised Premises or the mechanical equipment exclusively serving the Demised Premises except as expressly provided for herein. In the event that Tenant shall fail to perform its maintenance obligations as set forth herein, and Tenant fails to commence to cure within thirty (30) days after written notice from Landlord (except in the event of emergency, in which event Landlord shall give such notice as soon as is reasonably possible), then Landlord shall have the right, but not the obligation, to enter upon the Demised Premises and perform such maintenance at Tenant's expense, and Tenant shall promptly reimburse Landlord for such cost as Additional Rent hereunder.
Section 17.4Landlord's Right of Entry and Use. Landlord and its authorized representatives may enter the Demised Premises at any time during usual Business Hours upon no less than twenty-four (24) hours prior written notice (provided, however, that no such notice shall be necessary in the event of an emergency) for the purpose of inspecting the Demised Premises. Tenant further agrees that Landlord may upon no less than forty-eight (48) hours prior written notice from time to time go upon the Demised Premises and make any repairs to the Demised Premises or to any utilities, systems or equipment located in, above or under the Demised Premises (provided, however, that no such notice shall be necessary in the event of an emergency). Upon no less than fifteen (15) days prior written notice, Landlord may install pipes, ducts, conduits, wires and other mechanical equipment serving other portions, tenants and occupants of the Project, within the existing walls of the Demised Premises, under the floor of the Demised Premises, or above the ceiling of the Demised Premises (but only if Tenant has elected to finish such ceiling), without the same constituting an actual or constructive eviction of Tenant, provided, however, that none of such installations shall be visible from within the Demised Premises or reduce the usable square footage of the Demised Premises. Upon no less than forty-eight (48) hours prior written notice to Tenant, Landlord may also go into the Demised Premises at all times for the purpose of showing the Demised Premises to prospective purchasers, mortgagees and, solely during the last six (6) months of the Term, tenants. No exercise by Landlord of any rights provided in this Section shall entitle Tenant to any damage for any inconvenience, disturbance, loss of business or other damage to Tenant occasioned thereby, nor to any abatement of Rent. Except in case of emergency, any access to the Demised Premises by Landlord or any party claiming by or through the same (including, without limitation, janitorial staff), shall be in accordance with the security, safety and confidentiality requirements that Tenant may adopt from time to time as mandated by any Legal Requirements, provided that Tenant shall have provided such requirements in advance in writing to Landlord. Neither Landlord nor any party authorized by or through Landlord may view, remove, alter, destroy, use or disclose to third parties any medical or financial information or any information concerning Tenant's business it obtains or encounters through access to the Demised Premises. Tenant shall at all times, except in the case of emergencies in which personal injury or major property damage is imminently threatened, be notified in advance of any access to the Demised Premises by Landlord and its agents, representatives, contractors and guests and have the right to escort the same while the same are in the Demised Premises. For the avoidance of doubt, the exercise of Landlord's rights and the discharge of Landlord's obligations under this Section shall be subject to Paragraph 15 of the Additional Lease Provisions.
ARTICLE 18
LIENS

No part of the Project shall be subject to liens for work done or materials used on the Demised Premises made at the request of, or on order of or to discharge an obligation of, Tenant. If any lien or notice of lien on account of an alleged debt of Tenant or any notice of lien by a party engaged by Tenant or Tenant's contractor to work on the Demised Premises shall be filed against the Project, the Office Component, or the Demised Premises, or any part thereof, Tenant, within thirty (30) days after notice of the filing thereof, will cause the same to be discharged of record. If Tenant shall fail to cause such lien or notice of lien to be discharged within the aforesaid period, then, in addition to any other right or remedy, Landlord may discharge the same either by paying the amounts claimed to be due or by procuring the discharge of such lien by deposit or by bonding procedures. Any amount so paid by Landlord and all costs and expenses, including reasonable attorneys' fees, actually incurred by Landlord in connection therewith and including interest at the Default Rate, shall constitute Additional Rent and shall be paid by Tenant to Landlord within ten (10) days of demand. The obligations of Tenant under this Article shall survive the termination or expiration of this Lease.

ARTICLE 19
SIGNs
Section 19.1Suite Entry Signage. Tenant may install one or more suite entry signs on or adjacent to the main entrances of the Demised Premises on each floor in which the Demised Premises is located, at Tenant's expense but subject to Tenant's Allowance. Any such sign shall be building standard unless Tenant leases the entire floor. The location of all signs located outside of the Demised Premises shall be subject to the approval of Landlord, not to be unreasonably withheld, conditioned or delayed.
Section 19.2Lobby Directory and Signage. Landlord shall install a lobby directory for the Office Component, and Landlord agrees to provide Tenant, at Landlord's expense, a building standard listing of Tenant's name on such directory and, at Tenant's election, and to the extent such is provided for any other tenant of the Office Component, a listing of each of Tenant's employees or departments. In addition, Tenant shall have the right to place a sign in the lobby of the Office Component, in substantially the manner set forth on Exhibit L-1.
Section 19.3Monument Signage. Landlord shall install Tenant's identification on any office monument signs for the Office Component (on both sides if such signs are dual-sided), at Landlord's expense, subject to applicable ordinances and restrictions and Landlord's approval of Tenant's design, such approval not to be unreasonable withheld, conditioned or delayed. Landlord agrees that such monument signs shall be located, in substantially the locations set forth on Exhibit L-2, and Landlord further approves Tenant's design set forth on Exhibit L-3. So long as Tenant shall occupy at least 75,000 square feet within the Office Component, Tenant shall have the right to have its sign panel on the top position of any such monument signs.
Section 19.4No Other Signs. Tenant shall not install or erect any other signs at, on or in the Demised Premises without Landlord's prior written approval. Landlord may remove any signs or displays that are in violation of this Article if Tenant fails to remove same within ten (10) days after written demand from Landlord.
Section 19.5Changes in Laws. In the event that following the date of this Lease, Legal Requirements are changed or modified which allow for larger signs or, more signs at the Project, and Landlord is allowing other tenants of the Project leasing less than or equal amount of square footage at the Project as is Tenant, to erect larger, or more, signs at the Project, Landlord shall allow Tenant, at its expense, to erect such larger or additional signs, subject to Landlord's approval of Tenant's design, such approval not to be unreasonable withheld, conditioned or delayed.
ARTICLE 20
ASSIGNMENT AND SUBLETTING

Section 20.1Restrictions on Assignment. Tenant shall have no right to transfer, assign, sublet, enter into license or concession agreements, or mortgage or hypothecate this Lease or Tenant's interest in the Demised Premises or any part thereof (each, a “Transfer”) without Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Any attempted Transfer made without Landlord's consent shall be void and confer no rights upon any third person. Subject to the other provisions of this Article, any Transfer of this Lease without the prior written approval of Landlord shall be a violation of this Section.
Section 20.2Change of Ownership. If Tenant is a corporation, limited liability company, partnership, or other business entity, a direct or indirect transfer, assignment or hypothecation of any stock or interest in such corporation, limited liability company, partnership, or other business entity by any stockholder, member, partner, or owner so as to result in a change in the control thereof by the person, persons or entities owning a majority interest therein as of the date of this Lease shall be deemed to be a Transfer of this Lease.
Section 20.3Requirement for Transfer. In the event that Tenant proposes any Transfer, Tenant shall request Landlord's approval in writing at least thirty (30) days before the date on which the Transfer is to be effective and include with such notice (a) the name of the entity receiving a Transfer (the “Transferee”); (b) a detailed description of the business of the Transferee; (c) certified financial statements of the Transferee; (d) all written agreements governing the Transfer; (e) any information reasonably requested by Landlord with respect to the Transfer or the Transferee; and (f) a review and administration fee of Two Thousand and No/100 Dollars ($2,000.00). No such consent by Landlord to the proposed Transfer, and no such Transfer shall relieve Tenant of its obligations under this Lease. From and after a Transfer of this Lease, Landlord shall provide a copy of any notices of default thereafter given to a Transferee to the original named Tenant, and Landlord shall permit the original named Tenant to cure such default within the applicable cure period (it being understood that as to the original named Tenant, such cure period shall commence upon delivery of a copy of the default notice to such original named Tenant, provided that Tenant shall not have any additional time for such cure as a result thereof).
Section 20.4Affiliate Transfers. Notwithstanding anything to the contrary contained in this Article, Tenant shall have the right, without Landlord's consent, to Transfer to any of the following Transferees (each an “Affiliate”): (i) any parent, subsidiary or affiliate of Tenant; (ii) any successor (by merger, consolidation, transfer of assets, assumption or otherwise) of Tenant; (iii) any entity which purchases substantially all of the interest in or assets of an operating division, group or department of Tenant, or which purchases the majority of Tenant's business as conducted in the Demised Premises; (iv) any entity (or entities) created by the division of Tenant into one or more separate corporations, partnerships or other entities; and (v) any affiliated or successor entity of Tenant, or any entity created in connection with the “spin-off” of an operating division, group or department of Tenant (each of the transactions referenced above are hereinafter referred to as a “Affiliate Transfer”). Each Affiliate Transfer is subject to the following conditions: (x) any such Affiliate shall be subject to all of the terms, covenants, and conditions of the Lease except as otherwise specifically provided in this Lease; (y) as to an assignee but not a subtenant, any such Affiliate shall expressly assume the obligations of Tenant under the Lease (unless such assumption is automatically effective by operation of law); and (z) as soon as reasonably practicable, but no later than thirty (30) days after the Affiliate Transfer in question, Tenant shall provide Landlord with written notice of the Affiliate Transfer. No such Transfer shall relieve Tenant of its obligations under this Lease
Section 20.5Permitted Users. Tenant shall have the right to permit clients and/or business associates working with Tenant to use offices in the Leased Premises without such office sharing arrangement constituting a sublease of the Leased Premises, and Tenant may enter into sublease or license agreements permitting Tenant's subcontractors to utilize portions of the Leased Premises upon written notice to Landlord but without Landlord's prior consent.
ARTICLE 21
DEFAULT

Section 21.1Events of Default. The following shall each be deemed to be an “Event of Default” under this Lease:
(a)Any part of the Rent required to be paid by Tenant under this Lease shall not be paid when due, which failure continues for ten (10) calendar days following written notice from Landlord (provided, however, that Landlord shall not be obligated to provide any such notice more often than one [1] time within any twelve [12] month period, with each subsequent failure being deemed an Event of Default without any notice or cure period);
(b)Tenant fails in the observance or performance of any of its other covenants, agreements or conditions provided for in this Lease and such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant (unless such failure cannot reasonably be cured within thirty (30) days and Tenant shall have commenced to cure said failure within said thirty (30) days and thereafter diligently and continuously pursues such cure to completion);
(c)Tenant abandons the Demised Premises;
(d)Tenant's leasehold interest pursuant to this Lease is taken in execution or by other process of law; all or a substantial part of the assets of Tenant is placed in the hands of a liquidator, receiver or trustee (and such receivership or trusteeship or liquidation continues for a period of thirty (30) days); Tenant makes an assignment for the benefit of creditors, admits in writing that it cannot meet its obligations as they become due or is adjudicated as bankrupt; Tenant institutes any proceedings under any federal or state insolvency or bankruptcy law; or should any involuntary proceedings be filed against Tenant under any such insolvency or bankruptcy law (and such proceeding not be removed within ninety (90) days thereafter). The Demised Premises shall not become an asset in any such insolvency or bankruptcy proceedings.
Section 21.2Landlord's Remedies. If any Event of Default occurs, Landlord may treat the occurrence of such Event of Default as a breach of this Lease and, in addition to any and all other rights and remedies of Landlord in this Lease or by law or in equity provided, it shall be, at the option of Landlord, without further notice or demand to Tenant or any other person, the right of Landlord to:
(a)declare the Term ended and this Lease terminated and to enter the Demised Premises and take possession thereof and remove all persons therefrom and Tenant shall have no further claim thereon or thereunder;
(b)bring suit for the collection of Rent as it accrues pursuant to the terms of this Lease and damages without entering into possession of the Demised Premises or canceling or terminating this Lease, it being understood that in the case of any Event of Default, Operating Expenses and Taxes for each Lease Year of the unexpired Term shall be deemed to be the amount of Operating Expenses and Taxes payable by Tenant during the twelve (12) calendar months immediately preceding the Event of Default; provided, however, there shall be credited against the amount of such damages all amounts received by Landlord from re-letting the Demised Premises;
(c)with or without terminating this Lease, retake possession of the Demised Premises from Tenant by summary proceedings or otherwise; or
(d)terminate this Lease and recover from Tenant as liquidated and agreed final damages in lieu of Tenant's liability under Section 21.2(b), above, a sum which represents all damages which Landlord may incur by reason of Event of Default, including, without limitation, the unamortized portion of the Tenant Allowance, any leasing commissions paid in connection with this Lease, any Rent abated or other cash inducements paid to Tenant hereunder (such amortization to be calculated as of the termination date on a straight line basis over the Term hereof), plus a sum which at the date of termination represents the present value (discounted at a rate of eight percent [8%] per annum) of the excess, if any, of (x) the sum of the entire amount of Base Rent and Additional Rent which would have been payable hereunder by Tenant for the remainder of the Term, over (y) the aggregate reasonable rental value of the Demised Premises for the same period, all of which present value of such excess sum shall be immediately due and payable. In determining the aggregate reasonable rental value pursuant to item (y) above, all relevant factors shall be considered as of the time of such termination. Such payment shall constitute liquidated damages to Landlord for all such Rent yet to accrue, Landlord and Tenant acknowledging and agreeing that it is difficult to determine the actual damages Landlord would suffer by virtue of such Event of Default and that the agreed-upon liquidated damages are not punitive or a penalty and are just, fair and reasonable, all in accordance with O.C.G.A. Section 13-6-7. Upon payment of such liquidated and agreed final damages, Tenant shall be released from all further liability under this Lease.
ARTICLE 22
LIABILITY OF LANDLORD AND TENANT

Section 22.1Limitation on Landlord's Liability. Landlord's obligations and liabilities to Tenant with respect to this Lease shall be limited solely and exclusively to Landlord's interest in the Project (including the rental income, sales or mortgage proceeds and proceeds from insurance or condemnation therefrom) and neither Landlord nor any affiliate, nor any of their respective officers, directors, shareholders, partners, members, representatives or agents shall have any personal liability to Tenant or to others with respect to this Lease. Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Under no circumstances shall Landlord be liable for injury to Tenant's business or for any loss of income or profit therefrom. Except as specifically provided in this Lease, Landlord shall not be liable for any damage to property, injury to or death of any persons or any other liability of any kind occurring on or about the Demised Premises from any cause whatsoever.

Section 22.2Limitation on Tenant's Liability. Neither Tenant nor any Affiliate of Tenant, nor any of their respective officers, directors, shareholders, partners, members, representatives or agents shall have any personal liability to Landlord or to others with respect to this Lease. Landlord hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Landlord. Under no circumstances shall Tenant be liable for injury to Landlord's business or for any loss of income or profit therefrom.
Section 22.3Waiver of Certain Damages. Each party hereby waives the right to seek or collect from the other party special, consequential, indirect and punitive damages.
Section 22.4Transfer of Landlord's Interest. In the event of the sale or other transfer or conveyance of Landlord's interest in the Demised Premises (except in connection with financing obtained by Landlord), Landlord shall transfer and assign to such purchaser or transferee, and such purchaser or transferee shall assume in writing, all of Landlord's rights and obligations under this Lease. Landlord shall be released from all liability and obligations hereunder arising out of any act, occurrence or omission relating to the Demised Premises or this Lease occurring after the consummation of such sale or transfer. Notwithstanding the foregoing, the submission of the Project or any component thereof to the Governing Instruments shall not constitute a transfer of Landlord's interests in the Demised Premises.
Section 22.5Survival. This Article shall survive the expiration or earlier termination of this Lease.
ARTICLE 23
SUBORDINATION AND ATTORNMENT

Section 23.1Subordination of Lease. This Lease is and shall be subject and subordinate to the lien of all mortgages, deeds of trust, security instruments, deeds to secure debt, ground leases, and master leases, covering all or any part of the Project or Office Component (any such instrument, a “Mortgage”), and to all modifications, consolidations, renewals, replacements and extensions thereof, whether now existing or hereafter created; provided, however, that such subordination shall not be effective (whether with respect to existing Mortgages or future Mortgages) unless and until Landlord has delivered to Tenant an SNDA (hereinafter defined) in favor of Tenant, duly executed and delivered by Landlord and the holder of the Mortgage (the “Holder”). Landlord represents that there is no Holder as of the date of this Lease. Landlord shall promptly execute and deliver any commercially reasonable SNDA that Tenant and any Holder execute. As used herein, the term “SNDA” means a Subordination, Non-Disturbance and Attornment Agreement in such form as any Holder shall request so long as it is commercially reasonable and recognizes Tenant's rights under this Lease. Tenant will agree to attorn to the Holder in an SNDA.
Section 23.2Instruments to Carry Out Intent. Within fifteen (15) days after written request by Landlord, Tenant shall execute an SNDA.

ARTICLE 24
ESTOPPEL CERTIFICATES

Within ten (10) Business Days after Landlord's written notice requesting same, Tenant agrees to execute and deliver to Landlord, or to such other addressee or addressees as Landlord may designate (and any such addressee may rely thereon), an estoppel certificate in the form attached hereto as Exhibit F confirming and certifying (if true) the facts set forth therein and making such other true representations as may be reasonably requested by Landlord. Landlord and any party so designated by Landlord shall be entitled to rely on such estoppel certificate.
Within ten (10) Business Days after Tenant's written notice requesting same, Landlord shall provide Tenant with a similar estoppel certificate, which estoppel certificate may be relied upon by Tenant, its assignees, its subtenants, its lenders, and by their respective successors and assigns.
ARTICLE 25
QUIET ENJOYMENT

So long as no Event of Default exists under the Lease and remain uncured, Tenant shall peaceably and quietly hold and enjoy the Demised Premises for the Term without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under Landlord, subject to the terms and conditions of this Lease.
ARTICLE 26
SURRENDER AND HOLDING OVER

Section 26.1Surrender. Tenant shall deliver up and surrender to Landlord possession of the Demised Premises upon the expiration or earlier termination of the Term, broom clean, free of debris, in good order, condition and state of repair and shall deliver the keys at the office of Landlord or to any other address as Landlord may designate. Tenant shall cap and tag any wiring and cabling installed by Tenant in the Demised Premises. Tenant, at its expense, shall repair any damage occasioned to the Demised Premises or any portion of the Project by reason of installation or removal of any trade fixtures and other personal property. If Tenant fails to remove such items from the Demised Premises within five (5) days following Landlord's written demand therefor following such expiration or termination, then in any such event all such trade fixtures and other personal property shall thereupon become the property of Landlord without further act by either party hereto, unless Landlord elects to require their removal, in which case Tenant agrees to promptly remove same and restore the Demised Premises to its prior condition at Tenant's expense. All leasehold improvements to the Demised Premises by Tenant, including, but not limited to, the items furnished pursuant to Landlord's Work and Tenant's Work, but excluding trade fixtures, shall become the property of Landlord upon expiration or earlier termination of this Lease; provided, however, that Landlord may require the removal of Non-Standard Alterations designated by Landlord for removal in accordance with Section 14.4, above, in which event Tenant shall, at its expense, promptly remove such Non-Standard Alterations and repair any damage to the Demised Premises caused by such removal, which obligation shall survive the expiration or other termination of this Lease. Landlord shall have no right to require Tenant to remove any item of Landlord's Work or Tenant's Work. The obligations of Tenant under this Section shall survive the expiration or other termination of this Lease.
Section 26.2Holding Over. If not sooner terminated as herein provided, this Lease shall terminate at the end of the Term without the necessity of notice from either Landlord or Tenant to terminate the same. If Tenant or any party claiming under Tenant remains in possession of the Demised Premises, or any part thereof, after the expiration or earlier termination of this Lease, no tenancy or interest in the Demised Premises shall result therefrom, but such holding over shall be a tenancy at sufferance and all such parties shall be subject to immediate eviction and removal and Tenant shall upon demand pay to Landlord a per diem sum equal to all Additional Rent provided for in this Lease during any period which Tenant shall hold over the Demised Premises, plus a per diem amount computed at the rate of one hundred fifty percent (150%) of the Base Rent for the last month of the Term, plus all direct damages incurred by Landlord as a result of such holdover. Landlord expressly waives any consequential damages incurred by Landlord as a result of such holdover. The acceptance of any such amounts by Landlord shall not estop Landlord from pursuing or constitute a waiver by Landlord of its rights against Tenant as a tenant at sufferance. Notwithstanding the foregoing, in the event that Tenant shall give Landlord at least ninety (90) days prior written notice of its intent to hold over, then for the first ninety (90) days of such holdover, Tenant shall have no liability to Landlord for damages incurred by Landlord because of such holdover, Tenant shall have the right to occupy the Demised Premises during such period of holdover upon all of the terms and conditions of this Lease, and the Base Rent during such 90-day period shall be one hundred twenty-five percent (125%) of the Base Rent for the last month of the Term.
ARTICLE 27
SECURITY DEPOSIT
Intentionally deleted.
ARTICLE 28
GUARANTY
Intentionally deleted.
ARTICLE 29
RELOCATION
Intentionally deleted.
ARTICLE 30
ADDITIONAL LEASE PROVISIONS

The Additional Lease Provisions attached hereto as Exhibit H are hereby incorporated into this Lease and shall be fully binding and effective between the parties hereto.

ARTICLE 31
MISCELLANEOUS

Section 31.1Relationship of Parties. Nothing herein contained shall be construed as creating any relationship between the parties other than the relationship of Landlord and Tenant, nor cause either party to be responsible in any way for the acts, debts or obligations of the other.
Section 31.2Notices. Any notice, demand, request, approval, consent or other instrument which may be or is required to be given under this Lease shall be in writing and shall be sent to the party to be notified by United States certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight delivery service addressed to the party to be notified at the address of such party set forth in Section 1.1, or to such other address as such party may from time to time designate by at least thirty (30) days prior written notice to the other given in accordance with the terms of this Section. Any such notice shall be deemed given on the date on which such notice is deposited in the United States Mail or with the overnight delivery service, but the timeframe in which a response must be given shall commence on the date on which the notice is delivered (or delivery is first attempted in the event of a change of address of which the other party was not informed in accordance with this Section or if delivery is rejected).
Section 31.3Brokers Commission. Landlord agrees that Landlord shall pay a brokerage commission to Landlord's Broker and to Tenant's Broker, pursuant to a separate agreement. Landlord and Tenant each warrants and represents to the other that it has dealt with no broker in connection with this Lease other than Landlord's Broker and Tenant's Broker, if any, named in Section 1.1. Landlord and Tenant each hereby indemnifies and holds harmless the other from and against any and all liabilities, damages, costs, expenses and/or fees (including but not limited to reasonable legal and other professional fees), resulting from, relating to or arising out of its warranty and representation set forth in the first sentence of this Section. This indemnity and hold harmless shall survive the expiration or earlier termination of this Lease.
Section 31.4Unavoidable Delays. If either party shall be delayed or hindered in or prevented from the performance of any act required hereunder by any reason beyond the reasonable control of such party, including, without limitation, acts of God, unusually inclement weather, strikes, lockouts, inability to procure materials, riots, insurrection, war, or other similar conditions or occurrences which impair such party in performing work or doing acts required under the terms of this Lease (each such event, an “Unavoidable Delay”), then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. The provisions of this Section shall not operate to excuse Landlord or Tenant from prompt payment of Rent or any other payments required by the terms of this Lease. In order to rely on an Unavoidable Delay for an extension of any deadline hereunder, the party intending to so rely shall have given the other party notice of the existence of the event causing such Unavoidable Delay within forty-five (45) days after the Unavoidable Delay ceases.
Section 31.5Waiver. The waiver by either party of any term, covenant, agreement or condition herein shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant, agreement or condition. The acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any prior default by Tenant, other than the failure of Tenant to pay the particular Rent so accepted.
Section 31.6Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any such check or payment as Rent be deemed an accord and satisfaction and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy provided for in this Lease or available at law or in equity.
Section 31.7Waiver of Landlord's Lien. Landlord hereby waives any lien, statutory or otherwise, which Landlord might otherwise be entitled on the equipment and other personal property of Tenant and shall execute such further assurances thereof as may from time to time be reasonably requested by Tenant.
Section 31.8Severability. If any provision in this Lease or the application thereof shall to any extent be held to be invalid, illegal or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Lease, and the application of such provision other than as invalid, illegal, or unenforceable, shall not be affected thereby; and such provisions in this Lease shall be valid and enforceable to the fullest extent permitted by law.
Section 31.9Time of the Essence. Time is of the essence of each and every obligation under this Lease.
Section 31.10Landlord's Approval. Whenever Landlord's consent or approval is required under the terms of this Lease, Landlord's consent or approval shall not be unreasonably withheld, conditioned, or delayed unless otherwise specified herein to the contrary. Anything contained herein to the contrary notwithstanding, in the event that Landlord fails to respond to a request by Tenant for any consent or approval of Landlord required under this Lease within the specific time period set forth in the applicable provision of this Lease, such consent or approval of Landlord shall be deemed granted.
Section 31.11Other Tenants. Landlord reserves the absolute right to grant such other estates or tenancies in the Project as Landlord shall determine in the exercise of its sole business judgment. Except as specifically set forth in this Lease, Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or occupant or number of tenants or occupants shall occupy any space in the Project.
Section 31.12Attorneys' Fees. If the parties litigate any matter arising under this Lease as a result of any alleged breach or default in the performance of any of the provisions of this Lease, the losing party in any such litigation shall reimburse the prevailing party (as specifically determined by the court presiding over such action) upon demand for any and all reasonable attorneys' fees and expenses so incurred by the prevailing party after rendering of a final, non-appealable judgment. As used herein and in throughout the Lease, all references to “attorneys' fees” and “reasonable attorneys' fees” shall mean the reasonable attorneys' fees actually incurred by such party, and not, for the avoidance of doubt, attorneys' fees calculated by reference to any statutory formula, including O.C.G.A. § 13-1-11.
Section 31.13Usufruct. This Lease shall create the relationship of landlord and tenant between the parties, and no estate shall pass from Landlord. Tenant shall have a usufruct, not subject to levy or sale.
Section 31.14Project Condition Disclosure.
(a)Tenant acknowledges that Tenant has been informed that the Demised Premises and the Project are part of a mixed-use redevelopment. The real property upon which the Project is located was originally developed, owned and operated by Sears Roebuck & Co. and later owned and operated by the City of Atlanta. Prior to redevelopment, the Project was used for a variety of purposes, including as a retail store, as a warehouse, and as a garage where vehicles were fueled and serviced. In the course of these activities, Hazardous Substances, including petroleum products, were released into the soil and groundwater of the Project. In addition, there have been releases of Hazardous Substances, including solvents, into the groundwater at properties in close proximity to the Project, which have migrated onto the Project property. As was typical for the time in which this property was previously developed, Hazardous Substances were used in the Project and in its building materials, including asbestos containing materials (“ACM”), sand containing contamination (“Contaminated Sand”) and lead-based paint and lead-based shellac (“Lead Coatings”). Prior to the redevelopment of the Project, Landlord engaged a consultant to assess the environmental conditions of the Project. Using these assessment data, Landlord submitted a Brownfield Corrective Action Plan (“CAP”) to the State of Georgia's environmental agency, the Department of Natural Resources, Environmental Protection Division (“EPD”). The CAP calls for Landlord to perform soil remediation and to evaluate the potential risk of vapor intrusion. Vapor intrusion occurs when Hazardous Substances present in soil or groundwater migrate vertically into the indoor air of the buildings above contaminated areas. Prior to the Delivery Date, Landlord shall evaluate the vapor intrusion risk for the Demised Premises, and, as part of the Pre-Delivery Landlord's Work, shall take all necessary measures to comply with applicable Environmental Laws and to otherwise ensure that the Hazardous Substances remaining in the Project do not pose any material health or safety hazard to Tenant or to Tenant's employees, agents, contractors or invitees, whether from vapor intrusion or otherwise, and giving due consideration to the scope of Tenant's Work (including the need for any demolition in connection therewith) and the Permitted Use of the Demised Premises. EPD has reviewed the CAP and determined that, if the CAP is implemented, the Project will be suitable for commercial and residential use, including the Permitted Use. As of the date of execution of this Lease, Landlord is conducting the corrective action specified in the CAP. At such time as Landlord has achieved the cleanup standards set forth in the CAP, there will remain residual contamination in the soil and groundwater under the Project, but at levels that EPD has concluded are acceptable for commercial and residential use, including the Permitted Use. Landlord shall remediate or encapsulate all ACM, Contaminated Sand, and Lead Coatings if and to the extend required by Environmental Law to make the Project suitable for commercial and residential use in accordance with that certain Operation and Maintenance Plan for ACM, that certain Operation and Maintenance Plan for Sand, and that certain Operation and Maintenance Plan for Coatings being prepared for Landlord (collectively, the “OM Plans”), copies of which shall be delivered to Tenant upon their respective completion. Landlord shall ensure that the OM Plans: (i) comply with all Environmental Laws and directives of EPD, (ii) contain such requirements as are necessary to ensure that the ACM, Contaminated Sand, and Lead Coatings do not pose any material health or safety hazard to Tenant or to Tenant's employees, agents, contractors or invitees, giving due consideration to the scope of Tenant's Work (including the need for any demolition in connection therewith) and the Permitted Use of the Demised Premises, (iii) will not materially interfere with Tenant's express rights under this Lease or its use and enjoyment of the Demised Premises, and (iv) will not materially increase Tenant's costs in exercising its rights or performing its obligations under the Lease. Notwithstanding any lesser requirements of the OM Plans, Landlord shall remediate or encapsulate all ACM, Contaminated Sand and Lead Coatings located in the Demised Premises as of the date of this Lease, and Tenant shall have no obligation with respect thereto, except as set forth in Section (b) below with respect to compliance with the OM Plans. Landlord covenants and agrees that all remediation and encapsulation to be completed by Landlord in the Demised Premises shall be completed on or prior to the Delivery Date.
(b)Tenant covenants and agrees that during the Term: (a) Tenant shall comply with the OM Plans; (b) Tenant shall immediately notify Landlord in the event that Tenant discovers that any ACM, Contaminated Sand or Lead Coatings has been disturbed in any way, or any other portion of the Project is not in compliance with the OM Plans (provided that Tenant shall have no duty to investigate such matters); and (c) Tenant shall indemnify, defend and hold Landlord harmless for any cost incurred by Landlord as a result of Tenant's failure to comply with the OM Plans after the same have been furnished to Tenant by Landlord.
(c)Landlord covenants and agrees that during the Term: (a) Landlord shall comply, and shall require all other tenants, occupants, and contractors permitted access to the Project to comply, with the OM Plans; (b) Landlord shall immediately notify Tenant in the event that Landlord discovers that any ACM, Contaminated Sand or Lead Coatings has been disturbed in any way, or any other portion of the Project is not in compliance with the OM Plans.
(d)Landlord shall indemnify, defend and hold Tenant harmless for any and all liabilities, costs and claims, including reasonable attorneys' fees, resulting from Landlord's breach of its representations, warranties or covenants contained in this Section, including, without limitation, any increased costs or delays in the Tenant's Work caused by Landlord's failure to remediate all ACM, Contaminated Sand or Lead Coatings in the Demised Premises prior to the Delivery Date, and including in any case the cost of remediation and defense of any action for any violation of this Section.
(e)The indemnities contained in this Section shall survive the expiration or earlier termination of this Lease.
Section 31.15Termination of Lease. Upon any termination of the Lease made pursuant to a right set forth herein, whether such right is exercised by Landlord or by Tenant, the Lease shall automatically terminate on the applicable termination date and Landlord and Tenant shall each be released from any and all obligations or liabilities under the Lease accruing after such termination date, except any obligations and liabilities which expressly survive any termination of this Lease. Upon written request by either party, Landlord and Tenant shall execute a mutually acceptable termination agreement evidencing the termination of this Lease.
Section 31.16Multiple Abatements. In the event that Tenant is entitled to abate Base Rent or Additional Rent under multiple provisions of this Lease, such abatements shall be taken sequentially in the order in which the such rights arise to ensure that Tenant shall have the full benefit of such abatements. By way of example but not of limitation, if Tenant is entitled to abate Rent by reason of a delay in the Delivery Date pursuant to Section 2(a) of the Additional Lease Provisions, such abatement shall commence immediately following the expiration of the abatement set forth in Paragraph 1 of the Additional Lease Provisions.
Section 31.17Indemnities. If any party is entitled to indemnification pursuant to any indemnity contained in this Lease, then the indemnifying party, upon notice from the other, shall defend the same through counsel selected by the indemnified party's insurer, or other counsel reasonably acceptable to such party.
Section 31.18Tax Exempt Use. Tenant warrants (a) that it is not a “tax-exempt entity” or a partnership or other pass-through entity with a partner, shareholder, beneficiary, or investor that is a “tax-exempt entity” or “tax-exempt controlled entity” (as such terms are defined in Section 168(h) of the Code); and (b) it has not taken nor will it take any action or omit to take any action, prior to the sixty-sixth (66th) month following the date on which the last qualified rehabilitation expenditure, as such term is defined in Section 47(c)(2) of the Code, related to the Project is placed in service for federal income tax purposes, which could cause any portion of the Demised Premises to constitute “tax-exempt use property” within the meaning of Section 168(h) of the Internal Revenue Code of 1986, as amended (the “Code”), including, without limitation, assigning, sub-letting, licensing or leasing all or any portion of the Demised Premises to any “tax-exempt entity” or any partnership or other pass-through entity with a partner, shareholder, beneficiary, or investor that is a “tax-exempt entity” or “tax-exempt controlled entity” (as such terms are defined in Section 168[h] of the Code).
Section 31.19Authority. Each of Landlord and Tenant warrants and represents that it has the authority to enter into this Lease.
Section 31.20Miscellaneous General Provisions. This Lease, including the Exhibits and any addenda, sets forth all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Demised Premises. For purposes of this Lease, “Business Days” shall refer to Monday through Friday of each week, exclusive of New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. This Lease shall inure to the benefit of and be binding upon Landlord, its successors and assigns and Tenant and its permitted successors and assigns. The laws of the State of Georgia shall govern the validity, performance, enforcement and interpretation of this Lease. Nothing herein shall impair Tenant's right to file this Lease with the Securities and Exchange Commission or otherwise as required by applicable Legal Requirements. This Lease may be executed in more than one counterpart, and each such counterpart shall be deemed to be an original document. The captions appearing in this Lease are inserted only as a matter of convenience and in no way amplify, define, limit, construe or describe the scope or intent of such sections of the Lease. This

Lease is the product of negotiations between Landlord and Tenant and shall not be construed for or against either party.
[Signatures on following page]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease under seal as of the Effective Date.

LANDLORD:

JAMESTOWN Ponce City Market, L.P., a Delaware limited partnership

By: JAMESTOWN Ponce City Market GP, LLC, a Georgia limited liability company, its general partner

By: /s/ Matthew S. Rendle_________
Name: __Matthew S. Rendle_______
Title: __Vice President____________

TENANT:
athenahealth, Inc., a Delaware corporation By: _/s/ Daniel Orenstein__________ Name: __Daniel Orenstein_________ Title: _Secretary_________________

EXHIBIT A

PONCE CITY MARKET

ROOF
09
08
07
06
05
04
03
02
01
LL
ROOFTOP
AMENITIES
OFFICE
RESIDENTIAL
RECREATIONAL
OFFICE
RESIDENTIAL
PARKING
RESIDENTIAL
TRESTLE AMENITY SPACE
BELTLINE ACCESS
PARKING
RETAIL
RESTAURANT
EXHIBITION
PARKING
PUBLIC RETAIL
& VISITOR PARKING

PONCE CITY MARKET
STACKING PLAN (05 APRIL 2013)

A-1

EXHIBIT B

DEMISED PREMISES

PONCE CITY MARKET

FLOOR 9

OFFICE CORE
OFFICE CORE
111 SPACES

FLOOR 8

OFFICE CORE
OFFICE CORE
111 SPACES

Initial Lease: 45,000 SF on 9th floor
30,000 SF on 8th floor

B-1

EXHIBIT C

LANDLORD’S WORK
Landlord shall perform the following work within the Office Component or the Demised Premises, as applicable, at Landlord’s sole cost and expense except as set forth to the contrary below. All of such work is referred to herein collectively as “Landlord’s Work”.
A.    Pre-Delivery Landlord’s Work: The portion of the Landlord’s Work described in items 1 – 5 below shall constitute the Pre-Delivery Landlord’s Work:
1.The interior walls surrounding the core, restrooms and mechanical rooms shall be constructed, taped and sanded.
2.The walls surrounding the rest rooms which will serve the 8th and 9th floors shall be constructed.
3.Landlord shall be providing at least temporary power to the Demised Premises to facilitate construction of the Tenant’s Work.
4.The mechanical duct loops serving the Demised Premises shall be in place.
5.Life safety equipment and wet sprinkler system shall be installed throughout the Demised Premises per NFPA-13, with sprinkler system installed in standard configuration, heads turned up. Provided Tenant has supplied to Landlord Tenant’s proposed configuration for the sprinklers prior to the final installation thereof in the Demised Premises, the sprinkler heads shall be installed according to Tenant’s design at no additional cost.

6.	All of painted surfaces will be sand blasted and free of ACM and Lead Coatings.
B.    Pre-Opening Landlord’s Work: The remaining portion of the Landlord’s Work, described in items 6 - 15 below, shall constitute the Pre-Opening Landlord’s Work:
7.Electrical power shall be distributed to the Demised Premises via main switchboards with ground fault protection.

8.Electrical distribution for each floor of the Demised Premises shall be in accordance with the following:

(a)     Three (3) 400A 2-section panel (HM*) with 30 poles each (90-poles total) at 480V/277, for HVAC.

(b)     Two (2) 100A 42-pole lighting panel (H*_) with 42 poles at 480V/277 for lighting. Access to these panels will be available.

(c)    Four (4) energy efficient transformers of varying sizes, totaling 375 kVA, feeding 208V/120 panels.

(d)    Five (5) 225 amp, 2-section panels (L*A, L*B, L*C, L*D, L*D) with 42-poles each (84-poles total) at 208/120V. Minimum three hundred (300) 20A/1-pole spare circuit breakers provided.

(e)    Sufficient lighting circuits will be available for emergency egress lighting use only.

9.An empty conduit system with at least two conduits per floor shall be provided for telephone/data service from main electrical/telephone room and run vertically to electrical/telephone rooms at the 8th and 9th floors.

10.HVAC:

(a)    The basic Office Component block load shall include heat gain and losses per design conditions and include lighting for the Demised Premises at one (1) watt per usable square feet. Occupancy load shall be not less than seven (7) persons per usable 1,000 square feet. The outside air shall be introduced at a rate of 17 CFM per person (ASHRAE 62.1-2010). The process equipment load shall be 2.0 watts per usable square feet to     handle the total appliance and receptacle load exclusive of lighting and building operation.

(b)    The HVAC equipment shall maintain the following indoor conditions maintained to plus or minus 2 degrees F., based upon the local conditions specified in the 2009 Edition of ASHRAE HANDBOOK OF FUNDAMENTALS:

(1)    Summer indoor shall be 74 degrees F.D.B. and 50% maximum relative humidity. The cooling tower, self-contained units, piping and equipment shall be designed and sized accordingly.

(2)    Summer outdoor shall be the ASHRAE 2% coincident weather data.

(3)    Winter indoor shall be 70 degrees F.D.B. The equipment shall be designed and sized accordingly.

(4)    Winter outdoor shall be the ASHRAE 99% weather data.

(c)    The 8th and 9th floors shall be provided with a Trane water-cooled self-contained unit or equal, with a medium pressure duct loop. Unit sizes are as follows:

Floor 8
Westside     Nominal 90-tons
Eastside    Nominal 90-tons

Floor 9
Westside    Nominal 100-tons

Eastside    Nominal 100-tons

(d)    Two (2) energy recovery units will provide outside air to each floor of the Demised Premises. Each floor’s outside air will be monitored by the Energy Management System for the Office Component to ensure that proper ventilation is provided to the Demised Premises.

(e)    All HVAC equipment (terminal units, pumps, self-contained units, etc.) will be controlled by a web-based DDC control system; Trane Summit or equal.

(f)    Landlord, at Landlord’s cost shall provide One VAV/heat induction unit for a mutually agreeable area of space (which will be determined) and will be installed by the Landlord’s base building contractor. Tenant will be responsible for additional VAV units and for the installation of interior termination ducts and diffusers, at Tenant’s expense.

11.Glass panes for the exterior windows of the Demised Premises shall have been replaced and resealed on all exterior window frames to reduce outside air leakage.

12.Mecco fabric shade Window treatments, uniform across all upper floors of the Office Component, the color scheme thereof as selected by Landlord, shall have been installed by Landlord.

13.At least two (2) passenger elevators and one (1) freight elevator for the Office Component shall be operating.

14.The main building lobby of the Office Component shall be Substantially Completed and open for use by tenants of the Office Component and their guests and invitees, with finishes consistent with those of Comparable Buildings.

15.Flooring shall have been reconditioned and finished with a single layer of polyurethane.

C.    Floor Openings: In the event that the Final Space Plan (as defined in Exhibit D) contemplates (a) any cut or removal of portions of the slab of the 9th floor of the Demised Premises to create one or more interior stairwells to connect the 8th and 9th floors, or (b) any minor holes or cuts to be made through the hardwood flooring of the Demised Premises for utility lines or similar purposes, the parties agree that Landlord shall perform all such work, and charge the actual cost thereof, without any markup or additional fee, to Tenant as part of the Cost of the Tenant’s Work (as defined in Exhibit D). Any removal and disposal of Hazardous Substances which is required or appropriate in connection with such work shall be performed by Landlord, at Landlord’s expense. Landlord shall indemnify, defend, and hold Tenant harmless from and against any claim, loss or cause of action relating to Hazardous Materials removed by Landlord (or required to be removed by Landlord) under the in this Paragraph C. Nothing set forth in this Section shall be deemed to be an approval of any cut or removal of any portion of any floor slab within the Demised Premises, and any such approval shall be given pursuant to the terms of Exhibit D and the approval of the Final Space Plan, and shall require restoration thereof at the expiration of the Term by Tenant, at Tenant’s expense.

EXHIBIT D

TENANT’S WORK
1.    Definitions. In this Exhibit D, the following terms shall have the following meaning:
(a)    Tenant’s Representative: To be determined.
(b)    Landlord’s Representative:    Jim Irwin.
(c)    Space Plan: A drawing of the Demised Premises clearly showing the layout and relationship of all departments and offices, depicting partitions, corridors, door locations, break rooms, copy rooms and types of electrical/data/telephone outlets and delineation of furniture and equipment.
(d)    Estimated Construction Costs: A preliminary estimate of the Costs of the Tenant’s Work that are depicted on the Space Plan, including all architectural, engineering, contractor, and any other costs as can be determined from the Space Plan.
(e)    Working Drawings: Construction documents detailing the Tenant’s Work, including, without limitation, the mechanical, electrical and plumbing work, and conforming to codes, complete in form and content. The Working Drawings shall include a review by Landlord’s architect and/or engineers of the construction documents prepared by Tenant’s architect.
(f)    Construction Schedule: A schedule depicting the relative time frames for various activities related to the construction of the Tenant’s Work in the Demised Premises.
(g)    Final Cost Proposal: A final estimate of Costs of the Tenant’s Work that are depicted on the Work Drawings, including all architectural, engineering, contractor, and any other costs, and clearly indicating the dollar amount, if any, that is to be paid by Tenant.
(h)    General Contractor. The general contractor for the performance of the Tenant’s Work.
(i)    Maximum Approved Cost: The sum of the Tenant Allowance and any additional amount that Tenant has agreed to pay for the Tenant’s Work to the Demised Premises.
(j)    Tenant’s Work: The work to be performed at the Demised Premises, which is inclusive of the following:
(1)    The development of Space Plans and Working Drawings, including supporting engineering studies (i.e., structural design or analysis, lighting or acoustical evaluations, or others as determined by Landlord’s architect).
(2)    All construction work necessary to complete the work described in the Space Plans and Working Drawings, which shall include, without limitation, walls, floor surfaces (in the event that Tenant elects to modify the floor surfaces from those as delivered by Landlord), ceilings (in the event Tenant elects to finish the ceilings), and alterations to the columns.
The Tenant’s Work will not include personal property items, such as decorator items or services, art work, plants, furniture, or furniture systems, not permanently affixed to the Demised Premises (collectively, “FF&E”).
(k)    Cost of the Tenant’s Work: The Cost of the Tenant’s Work means all costs of the design and construction of the Tenant’s Work, and includes, but is not limited to, the following: (1) all space planning, design, architectural and engineering fees and expenses, including, but not limited to, the Space Plan, the Final Space Plan, and the Working Drawings; (2) the cost and expense of constructing and installing the Tenant’s Work; (3) all contractor and construction manager costs and fees; (4) all permits and taxes; and (5) Landlord’s construction management fee in an amount equal to one percent (1.0%) of the Cost of the Tenant’s Work. Except for the aforementioned construction management fee, Landlord shall not be entitled to incur any costs to be included in the Cost of the Tenant’s Work, and such construction management fee shall be accepted by Landlord in full compensation for any expenses that Landlord may incur in connection with Landlord’s review and approval of Tenant’s Work.
(l)    Change Order: Any change, modification, or addition to the Space Plan or Working Drawings after Tenant has approved the same.
(m)    Building Standard: Component elements utilized in the design and construction of the Tenant’s Work that have been pre-selected by Landlord to ensure uniformity of quality, function, and appearance throughout the Building. These elements include, but are not limited to, ceiling systems, doors, hardware, walls, floor coverings, finishes, window coverings, light fixtures, and HVAC components.
2.    Representatives. Landlord appoints Landlord’s Representative to act for Landlord in all matters associated with this Exhibit D. Tenant shall appoint Tenant’s Representative to act for Tenant in all matters associated with this Exhibit D. All inquiries, requests, instructions, authorizations, approvals, consents, and other communications with respect to the matters covered by this Exhibit D will be made by or to Landlord’s Representative or Tenant’s Representative, as the case may be. Except for Landlord’s Representative and Tenant’s Representative, as applicable, Landlord and Tenant will not make any inquiries of or requests to, and will not give any instructions, or authorizations to, any contractor, employee or agent of the other party, including, without limitation, such party’s architect, engineers, and contractors or any of their agents or employees, with regard to matters associated with this Exhibit D. Either party may change its Representative under this Exhibit D at any time by providing three (3) days’ prior written notice to the other party.
3.    Project Design and Construction. The design and construction of all Tenant’s Work will be performed by architects, designers and a General Contractor approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall approve or disapprove Tenant’s proposed architects, designers and General Contractor within three (3) days after request by Tenant therefor. Landlord hereby pre-approves the following architects and designers: Charles Rose Architects. At all times following the Delivery Date and during the construction of the Tenant’s Work, Landlord shall provide, at no cost to Tenant, electricity and water to the Demised Premises, access to the service elevators of the Project, and sufficient ventilation to ensure safe working conditions for Tenant’s contractors. Tenant shall have access to the Building risers to accommodate the need for the provision of electrical power from the Generator, and shall construct at its expense a dedicated electrical room for an automatic transfer switch.
4.    Cost Responsibilities.
(a)    Landlord: Landlord will pay up to the amount of the Tenant Allowance for the Cost of the Tenant’s Work.
(b)    Tenant: To the extent that the Cost of the Tenant’s Work exceeds the Tenant Allowance, Tenant will pay any such excess.
5.    Landlord’s Approval. Landlord’s approval of Tenant’s proposed Space Plan, Working Drawings, or Change Order shall not be unreasonably withheld, conditioned or delayed; provided, however, that Landlord’s withholding of its approval of any Space Plan, Working Drawings, or Change Order for any of the following reasons shall not be considered unreasonable:
(a)    Exceeds or adversely affects the Building Structure, or any component or the functionality of the Building Systems;
(b)    Violates any existing agreement which affects the Project or binds Landlord with respect to the Project;
(c)    Conflicts with Landlord’s ability to qualify for, obtain, maintain or preserve the Historic Tax Credits;

(d)    Will materially increase the cost of operation or maintenance of any of the Building Systems of the Project beyond the costs incurred for such operation or maintenance by Comparable Buildings (unless Tenant agrees to pay for such additional costs during the Term);

(e)    Does not conform to applicable building code or has been disapproved by any governmental, quasi-governmental or utility authority with jurisdiction over the Demised Premises;

(f)    Will materially reduce the market value of the Demised Premises or the Project;

(g)    Conflicts with or adversely impacts any of the OM Plans; or

(h)    Does not reflect a ten percent (10%) efficiency improvement in tenant fit-up lighting efficiency over minimum code.

The standard applicable to Landlord’s approval set forth in the preceding sentence is herein referred to as the “Approval Standard”.
6.    Schedule of Improvement Activities.
(a)    Tenant will cause to be prepared a Space Plan and forward it to Landlord for review and approval, to be granted or withheld in accordance with the Approval Standard. Landlord will give Tenant written notice whether or not it approves the proposed Space Plan within five (5) days after its receipt of such Space Plan. If Landlord objects in writing to the proposed Space Plan, such notice must set forth in reasonable detail how the proposed Space Plan must be changed in order to overcome Landlord’s objections. So long as Landlord’s objections fall within Landlord’s discretion pursuant to the Approval Standard, Tenant will cause a revised Space Plan to be delivered to Landlord and it will be treated as though it was the first proposed Space Plan prepared pursuant to this paragraph.
(b)    After Landlord’s approval of the Space Plan (the “Final Space Plan”), Tenant will promptly cause to be prepared, a preliminary estimate of the Cost of the Tenant’s Work as set forth in the Final Space Plan (the “Estimated Construction Cost”). If the Estimated Construction Cost is less than the Tenant Allowance, the Estimated Construction Cost will be deemed approved without a required response from Landlord. If the Estimated Construction Cost is more than the Tenant Allowance, Tenant shall establish the Maximum Approved Cost by either:
(1)    Agreeing in writing to pay the amount by which the Estimated Construction Cost exceeds the Tenant Allowance; or
(2)    Agreeing to have the Final Space Plan revised in an effort to cause the Estimated Construction Cost to be either: (A) not more than the Tenant Allowance; or (B) not more than the amount equal to the Tenant Allowance plus the amount Tenant agrees to pay pursuant to clause (1) immediately above.
Tenant shall promptly send Tenant’s written election pursuant to either clause (1) or (2) to Landlord.
(c)    Upon establishment of the Maximum Approved Cost, Tenant will cause to be prepared and delivered to Landlord the Working Drawings, the Construction Schedule, and the Final Cost Proposal for the Tenant’s Work in accordance with the Final Space Plan. If the Final Cost Proposal is more than the Maximum Approved Cost, Tenant will either (1) agree in writing to pay the amount by which the Final Cost Proposal exceeds the Maximum Approved Cost or (2) revise the Working Drawings and/or Final Space Plan in order to assure that the Final Cost Proposal is no more than the Maximum Approved Cost.
(d)    Following approval of the Working Drawings and the Final Cost Proposal, Tenant will cause application to be made to the appropriate governmental authorities for necessary approvals and building permits. Upon receipt of the necessary approvals and permits, Tenant shall enter into a construction contract with the General Contractor.

7.    Landlord’s Role. The parties acknowledge that Landlord is not an architect, contractor or engineer and that the Tenant’s Work will be designed and performed by independent architects, engineers and contractors. Landlord shall have no responsibility for the design of, or for construction means, methods or techniques or safety precautions in connection with the Tenant’s Work. Landlord’s approval of Tenant’s Space Plan and Working Drawings for the Tenant’s Work, or other submissions, materials, drawings, plans or specifications pertaining thereto will create no responsibility or liability on the part of Landlord for the completeness, design sufficiency, or compliance with any or all Legal Requirements with respect thereto or with respect to the Tenant’s Work constructed in conformity with them. Tenant, in reviewing the Working Drawings and Tenant’s Work, shall have the right, opportunity and obligation to check for any errors, omissions or defects.
8.    Payment by Tenant. Tenant shall provide to Landlord evidence of Tenant’s ability to pay the amount payable by Tenant pursuant to Paragraph 4(b) hereof prior to commencement of construction of the Tenant’s Work.
9.    Change Orders. Tenant may request changes to the Tenant’s Work during construction only by written instructions to Landlord’s Representative on a form approved by Landlord. All such changes will be subject to Landlord’s prior written approval in accordance with the Approval Standard. If the Maximum Approved Cost following such change is greater than the Tenant Allowance and will increase as a result of such change, Tenant shall agree in writing to pay the amount by which the Maximum Approved Cost exceeds the Tenant Allowance and shall provide to Landlord evidence of Tenant’s ability to pay such amount.
10.    Funding of Tenant Allowance.
(a)    Landlord shall fund the Tenant Allowance directly to the General Contractor or to the other vendors with whom Tenant has directly contracted (collectively, “Vendors”), in accordance with the provisions of this Paragraph. No more than monthly, Tenant shall submit the draw requests to Landlord prepared by Tenant, the General Contractor or such Vendors, setting forth the amount requested and confirming the portion of the Tenant’s Work completed through such date, for Landlord’s review and approval. Provided that such draw request complies with the requirements hereunder, Landlord shall make all payments within fifteen (15) days after receipt of such draw request. Landlord shall fund the Tenant Allowance in pro rata payments, based on the percentage of the Tenant’s Work that has been completed (but not in excess of the sums actually being disbursed to the Vendors); provided, however, that the final ten percent (10%) of the Tenant Allowance will not be disbursed until Substantial Completion of the Tenant’s Work and Landlord’s receipt of final lien waivers. A condition precedent to Landlord’s obligation to disburse any portion of the Tenant Allowance shall be the receipt by Landlord of (i) invoices for portions of the Tenant’s Work or other eligible costs for which payment has been requisitioned, (ii) partial lien waivers for such work from all persons or entities that could file mechanics’ or materialmen’s liens against the Project with respect to all work performed or services or materials provided through the date of each such invoice (subject only to receipt of the requisitioned amount), and (iii) evidence that all labor or materials included within the Tenant’s Work for which a requisition is being submitted has been incorporated into the Demised Premises in accordance with this Exhibit D.

(b)    If the final Cost of the Tenant’s Work is less than the Tenant Allowance, at such time as the Cost of the Tenant’s Work has been paid in full, then Landlord agrees that a portion of the Tenant Allowance up to, but not exceeding in the aggregate, Five Hundred Twenty-Five Thousand and 00/100 Dollars ($525,000.00) (or $7.00 per square foot of the Demised Premises) (the “FF&E and Rent Cap”) shall, at Tenant’s election, (i) be disbursed to Tenant to reimburse Tenant for the documented third-party costs and expenses paid by Tenant for Tenant’s move and acquisition and installation FF&E, or (ii) be credited by Landlord against the installments of Base Rent next due and payable by Tenant under the Lease (after application of all other abatements under the Lease to which Tenant is entitled). Any portion of the Tenant Allowance in excess of the FF&E and Rent Cap that remains unreserved and unapplied as of the Commencement Date may be utilized by Tenant to construct Alterations in the Demised Premises during the first Lease Year. Any portion of the Tenant Allowance in excess of the FF&E and Rent Cap that remains unreserved and unapplied as of the first day of the second Lease Year shall belong to Landlord.
(c)    In addition to the Tenant Allowance, Landlord shall reimburse Tenant up to Eleven Thousand Two Hundred Fifty Dollars ($11,250.00) (equal to $0.15 per square foot of the Demised Premises) (the “Test Fit Allowance”) for the cost of “test fit” space planning analysis to be prepared by Tenant’s space planner. Landlord shall pay such amount to Tenant upon completion of such test fit and receipt of an invoice therefor from Tenant.
11.    Substantial Completion. Tenant shall diligently pursue the construction of the Tenant’s Work to completion thereof. The date upon which any work contemplated by this Lease is substantially completed in accordance with the plans therefor, as evidenced by (a) a certificate of substantial completion from the architect of the party performing such work, and (b) the issuance of a temporary or final certificate of occupancy by applicable governing authorities which allows for the occupancy of the Demised Premises (in the case of the Tenant’s Work) and the use of the areas of the Office Component involved in the Pre-Opening Landlord’s Work (in the case of the Pre-Opening Landlord’s Work), for the uses contemplated hereunder, shall be deemed the date on which such work is “Substantially Complete.”
12.    Work Performed by Landlord. Landlord, its architects, engineers, contractors, suppliers, employees, agents and other such parties (collectively, “Landlord’s Contractors”) shall have the right to enter the Demised Premises during the construction of the Tenant’s Work prior to Substantial Completion of the Tenant’s Work in order to perform any portion of the Landlord’s Work. Landlord and Landlord’s Contractors shall abide by any Legal Requirements while within the Demised Premises, including without limitation any requirements imposed by HIPAA. Landlord and Tenant shall make commercially reasonable efforts to cause their respective contractors to work in harmony with each other to avoid interfering with the work of the other, and avoid impairing, impeding, or delaying the performance of the work of the other. Landlord shall be solely responsible for any injury, loss or damage which Tenant may incur in the Demised Premises by reason of the acts of Landlord’s Contractors within the Demised Premises following the Delivery Date, and Landlord shall indemnify, defend, and hold Tenant harmless from and against any and all of such injuries, losses and damages.
13.    Tenant Occupancy. Tenant agrees that entry into the Demised Premises prior to the Commencement Date shall be deemed to be under all of the terms, covenants, conditions and provisions of the Lease, except for the payment of Rent, and further agrees that Landlord shall not be liable in any way for any injury, loss or damage which may occur to any decorations, fixtures, personal property, installations or other improvements or items of work installed, constructed or brought upon the Demised Premises by or for Tenant or Tenant’s contractors prior to Substantial Completion of the Tenant’s Work, all of the same being at Tenant’s sole risk, except to the extent that Landlord is responsible for damage caused by Landlord’s Contractors pursuant to Section 12, above. Without limitation as to other provisions, Landlord and Tenant hereby expressly acknowledge and agree that their respective insurance, indemnity and related obligations under the Lease shall apply to all claims and matters arising from and after the Delivery Date.
14.    Contractor Insurance. All of Tenant’s contractors shall maintain worker’s compensation, liability insurance, and property insurance and such other insurance in force and effect as may be reasonably requested by Landlord or as required by applicable law, and shall provide copies of applicable insurance certificates to Landlord for review and approval prior to the commencement of any work in the Demised Premises. Any such insurance certificate for liability coverage shall name Landlord as additional insured.
15.    Condition of the Demised Premises. Tenant will be deemed to have accepted the Demised Premises in their “AS IS” condition on the Delivery Date, subject to: (a) Landlord’s obligations to Substantially Complete all of Landlord’s Work; (b) latent defects in the Demised Premises, the existence of which Tenant notifies Landlord within one hundred eighty (180) days after the Commencement Date; (c) punch list items; and (d) Landlord’s other obligations under the Lease. Upon request by Tenant, Landlord shall, at Landlord’s election, either: (i) use commercially reasonable efforts to enforce any construction warranties received by Landlord in connection with the Landlord’s Work; or (ii) with respect to any warranty related to Tenant’s maintenance and repair obligations hereunder, assign to Tenant, in common with Landlord, any of such construction warranties for Tenant’s enforcement of the same against the applicable contractor (to the extent the same are assignable).

EXHIBIT E

PARKING FACILITIES

SERVICE BUILDING
SURFACE PARKING
B
C
D
E
Premier Parking
F
NEW DECK
Standard Parking
G
H
BELTLINE
MAIN BUILDING
PONCE CITY MARKET
SURBER BARBER CHOATE & HERTLEIN
A0.10

E-1

EXHIBIT F

FORM OF ESTOPPEL CERTIFICATE

To:	_____________________________ _____________________________ _____________________________ _____________________________

Re:
Office Lease Agreement dated __________, ______, as amended by _______________ dated ___________________ (as amended, the “Lease”) between JAMESTOWN Ponce City Market, L.P., as Landlord, and athenahealth, Inc., as Tenant, for the property known as Ponce City Market located at 675 Ponce de Leon Avenue, NE, Atlanta, Georgia (the “Property”); capitalized terms used but not specifically defined herein have the meanings set forth in the Lease.

Ladies and Gentlemen:
The undersigned, as a duly authorized representative of Tenant, certifies to you to the best of his or her actual knowledge, solely in his or her representative capacity as follows, with the understanding and intention that you will rely on the following information:
1.    Tenant has accepted possession of the premises described in the Lease (the “Leased Space”). All work required to be performed by Landlord under the Lease has been completed in a satisfactory manner. The Commencement Date of the Lease was _____________, ______, and the Term is currently scheduled to expire on _____________, ________. The Lease contains _____________ options on the part of Tenant to extend the Term of the Lease for periods of _____________ years each.
2.    Tenant presently utilizes the Leased Space for its normal business activities and has not closed or moved its normal business activities from the Leased Space. Additionally, Tenant has not given any written notice to Landlord of Tenant’s intention to vacate the Leased Space in whole or in part, except as follows:
___________________________________________________. [If none, so state].
3.    To the best of Tenant’s knowledge, there are no offsets, defenses or counterclaims with respect to the payment of Rent under the Lease or to Tenant’s performance of the other terms, covenants and conditions of the Lease.
4.    As of the date hereof no default in the performance of any covenant, agreement, term, provision, or condition contained in the Lease has been declared by either party to the Lease.
5.    Landlord does not hold a security deposit from Tenant in connection with the Lease.

F-1

6.    Except as may be set forth below, no Rent under the Lease has been paid more than thirty (30) days in advance of the due date. Tenant is currently paying Base Rent, Additional Rent and other charges, as set forth below:
(a)    Rentable square footage of Leased Premises: __________________.
(b)    Basic Rent per month in the amount of $___________, paid through _________, ____. The next increase in Basic Rent shall occur ________, _____ and shall increase to _________ .
(c)    Estimated amount of Tenant’s Proportionate Share of Operating Expenses per month in the amount of $_______.
(d)    Estimated amount of Tenant’s Proportionate Share of Taxes per month in the amount of $_____________.
Executed and delivered by Tenant this ______ day of ____________, 20___.

Tenant:

_____________________________________,
a ____________________________________

By: ___________________________________

Print Name: ____________________________

Print Title: _____________________________

F-2

EXHIBIT G

FORM OF GUARANTY

Not applicable.

G-1

EXHIBIT H

ADDITIONAL LEASE PROVISIONS
1.    Rent Abatement. Tenant shall be entitled to an abatement of all Rent, including Base Rent and Additional Rent, for the twelve (12) month period commencing upon the Commencement Date. Such abatement of Base Rent is reflected in the Base Rent schedule set forth in Section 1.1(b) of the Lease.
2.    Delivery Deadlines.
(a)    Delivery Date. Landlord shall use its good faith efforts to cause the Delivery Date to occur no later than January 15, 2014. In the event that the Delivery Date has not occurred on or prior to February 15, 2014, for any reason other than Unavoidable Delay or a delay caused by Tenant, then Tenant shall be entitled to abate the Base Rent and Additional Rent first due under the Lease, for a period equal to one (1) day for each day between February 15, 2014, and the Delivery Date; provided, however, that in the event that the Delivery Date has not occurred on or prior to March 15, 2014, for any reason other than Unavoidable Delay or a delay caused by Tenant, then Tenant shall be entitled to abate the Base Rent and Additional Rent first due under the Lease, for a period equal to one (1) day for each day between February 15, 2014 through March 15, 2014, and two (2) days for each day between March 16, 2014, and the Delivery Date.
(b)    Completion of Pre-Opening Landlord’s Work. The date on which the Pre-Opening Landlord’s Work is Substantially Completed is referred to herein as the “Landlord’s Work Completion Date”. Landlord shall use its good faith efforts to cause the Landlord’s Work Completion Date to occur no later than June 1, 2014. In the event that the Landlord’s Work Completion Date has not occurred on or prior to July 1, 2014, for any reason other than Unavoidable Delay or a delay caused by Tenant, then Tenant shall be entitled to abate the Base Rent and Additional Rent first due under the Lease, for a period equal to one (1) day for each day between July 1, 2014 and the Landlord’s Work Completion Date; provided, however, that in the event that the Landlord’s Work Completion Date has not occurred on or prior to August 1, 2014, for any reason other than Unavoidable Delay or a delay caused by Tenant, then Tenant shall be entitled to abate the Base Rent and Additional Rent first due under the Lease, for a period equal to one (1) day for each day between July 1, 2014 through August 1, 2014, and two (2) days for each day between August 1, 2014, and the Landlord’s Work Completion Date.
3.    Retail Market.
(a)    Opening Delay. The parties acknowledge that a portion of the Project, consisting of approximately three hundred thousand (300,000) square feet (the “Retail Market”), is being developed to be leased to and operated by retail merchants (any such merchant a “Retailer”). Landlord has agreed to use its commercially reasonable efforts to cause at least one hundred thousand (100,000) square feet of the Retail Market to be leased to Retailers which shall be open and operating for business no later than one (1) year after the Commencement Date (the “Retailer Occupancy Date”). In the event that as of the Retailer Occupancy Date, Landlord has not leased at least one hundred thousand (100,000) square feet of the Retail Market to Retailers which are open and operating for business (the “Retail Occupancy Condition”), then in addition to any other abatements which Tenant is entitled under the Lease, Tenant shall be entitled to an abatement of Base Rent and Additional Rent of one (1) day for each day between the Retailer Occupancy Date and the date the Retail Occupancy Condition has been satisfied.
(b)    Retail Presence. Landlord and Tenant shall cooperate in good faith to determine a kiosk-type location for Tenant within the portion of the Retail Market known as Market Hall - Level 1, at a location reasonably acceptable to Tenant, which Landlord shall provide for no additional Rent or other cost to Tenant, and which Tenant shall use for the promotion of Tenant’s brand, selling promotional merchandise bearing Tenant’s name or logo, and hosting demonstrations of Tenant’s products and services, and for no other purpose. Landlord shall have no obligation to pay any improvement allowances or other costs for Tenant to use and occupy such space.
4.    Project Amenities.
(a)    Food Service. Landlord agrees to cause one or more food service operators to be open for business at the Project on or prior to the Commencement Date, and thereafter during the Term, such that breakfast, lunch and snacks are available at the Project between the hours of 8:00 a.m. to 3:00 p.m. for tenants of and visitors to the Project, including Tenant’s employees.
(b)    Shuttle Service. Landlord agrees that a shuttle service, either provided by Landlord or by a third party, shall be provided to transport Tenant’s employees and other tenants of or visitors to the Project between the Project, at a location reasonably convenient to the tenants of the Office Component, and the North Avenue MARTA rail station, on a schedule commencing no later than 7:00 a.m., ending no earlier than 8:00 p.m., and at approximately fifteen (15) minute intervals. Such shuttle service shall be free of charge to Tenant and its employees. Tenant acknowledges that the shuttle service may be provided in the form of a trolley bus (but not a city bus, MARTA bus, or similar form of public transit) operated by governmental authorities.
(c)    Bicycle Service. Landlord agrees to provide during the Term, free of charge to Tenant and its employees and invitees, a bicycle parking service for tenants of and visitors to the Project to temporarily park bicycles, which bicycles shall be stored in a secured location.
(d)    Shower Facilities. Landlord agrees to provide during the Term upon the Project and not within the Demised Premises, shower facilities, free of charge to Tenant and its employees and invitees.
(e)    Other Amenities. Landlord intends to use commercially reasonable efforts to attract other tenants to the Project to provide services or facilities for the enjoyment and benefit of tenants of the Project, including, without limitation, an exercise facility, a preparatory preschool / early childhood development facility, one or more exhibition halls, and a rooftop arcade. As of the date of this lease, Landlord has entered into a lease with The Suzuki Learning

Center at Ponce City Market, LLC, dated March 7, 2013, for use of a portion of the Retail Market as a preparatory preschool / early childhood development facility, which the parties anticipate to be open for business on or about September, 2014.
(e)    Changes to Project Amenities. Subject to the provisions of this Paragraph 4 and the other provisions of this Lease, Landlord may reconfigure, relocate, renovate, upgrade and modify the amenities available at the Project if in Landlord’s good faith, reasonable judgment, doing so will benefit the tenants and occupants of the Project.
5.    Tenant’s Northwinds Lease Obligation Payment. Landlord acknowledges that Tenant shall incur certain expenses in order to continue occupying its current office location in Atlanta as of the date of this Lease, at 2550 Northwinds Parkway, Alpharetta, GA 30009, through the Commencement Date, and to expand its premises at such location during such period. Landlord has agreed to contribute to Tenant the sums of Seven Hundred Thousand Dollars ($700,000.00) (the “Northwinds Rent Payment”) to offset the costs of twelve (12) months of rent at such location, and Five Hundred Thousand Dollars ($500,000.00) (the “Northwinds TI Payment”) to offset the costs of necessary tenant improvements at such location. As a condition precedent to the effectiveness of this Lease, Landlord shall pay Tenant the Northwinds TI Payment and Northwinds Rent Payment in full upon full execution and delivery of this Lease.
6.    Renewal Option. Provided that no Event of Default then exists, Tenant shall have the right, exercisable at Tenant’s option, to extend the Term of the Lease for two (2) additional terms of five (5) years each (each a “Renewal Term”). If timely exercised and if the conditions applicable thereto have been satisfied, each Renewal Term shall commence immediately following the end of the preceding Term. The right of extension herein granted to Tenant shall be subject to, and shall be exercised in accordance with, the following terms and conditions:
(a)    Notice. Tenant shall exercise its right of renewal with respect to each Renewal Term by giving Landlord written notice of the exercise thereof (the “Renewal Option Notice”) not less than twelve (12) months prior to the expiration of the then-current Term. In the event that the Renewal Option Notice is not given in a timely manner, Tenant’s right of renewal with respect to the Renewal Term shall lapse and be of no further force or effect. If there exists an Event of Default under the Lease on the date the Renewal Option Notice is given or on the day prior to the commencement date of the Renewal Term, then at Landlord’s option, the Renewal Option Notice shall be ineffective and Tenant’s right of renewal as to the Renewal Term shall lapse and be of no further force of effect.
(b)    Rent. During a Renewal Term, all the terms, conditions, covenants and agreements set forth in the Lease shall continue to apply and be binding upon Landlord and Tenant, except that (1) the annual Base Rent payable during each year of the Renewal Term shall be an amount equal to the lesser of: (a) ninety-five percent (95%) of the Fair Market Rent as determined in the manner provided in this Paragraph, or (b) Forty Dollars ($40.00) per square foot of the Demised Premises, and (2) the “Base Year” during each Renewal Term shall be the calendar year in which the Renewal Term commences.

(c)    Fair Market Rent. “Fair Market Rent” shall mean the fair market rental rate that would be agreed upon between a landlord and a tenant extending a lease for office space comparable to the Demised Premises (as to size, location in the Project, and build-out) in an office building comparable to the Office Component located in the general office rental market in the Atlanta Midtown and Buckhead submarkets (the “Market Area”), for a term comparable to the Renewal Term, assuming the landlord and tenant are informed and well-advised and each is acting in what it considers its own best interests. Among the factors to be considered in determining Fair Market Rent shall be (i) the rental rates then being obtained by other building owners of Comparable Buildings, (ii) the rental rates then being obtained by Landlord for comparable office space in the Office Component, and (iii) escalations and passthroughs of operating expenses as provided in the Lease (it being agreed that if such escalations and passthroughs are not then fair market provisions, an appropriate adjustment shall be made to such provisions or to the corresponding determination of Fair Market Rent), and (iv) any “market” concessions commonly made by landlords of Comparable Buildings for comparable renewal transactions. Vacancy periods shall not be considered in determining Fair Market Rent.
(d)    Initial Determination of Fair Market Rent. Promptly following Landlord’s timely receipt of the Renewal Option Notice for a Renewal Term, Landlord shall submit to Tenant in writing Landlord’s determination of the Fair Market Rent. If Tenant does not dispute Landlord’s determination of Fair Market Rent by giving written notice of such dispute within thirty (30) days after receipt of Landlord’s determination, then Landlord’s determination shall be conclusive and binding upon Landlord and Tenant. If Tenant disputes Landlord’s determination of Fair Market Rent, Tenant shall notify Landlord in writing within thirty (30) days after receipt of Landlord’s determination, and the parties shall thereafter have thirty (30) days to negotiate and agree on the Fair Market Rent. The parties shall be obligated to conduct such negotiations in good faith. If the parties agree on the Fair Market Rent payable during each year of the Renewal Term, they shall promptly execute an amendment to the Lease stating the Base Rent and other terms set forth herein. If the parties are unable to agree on the Fair Market Rent as aforesaid, then, within five (5) days after the expiration of such thirty (30) day period, Tenant shall have the right to elect either of the following by sending written notice of same to Landlord: (i) to rescind its Renewal Option Notice, in which case Tenant shall be deemed to have never sent the Renewal Option Notice; or (ii) to proceed to arbitration in accordance with subparagraph (e), below. Tenant shall be deemed to have elected to proceed with arbitration in the event Tenant fails to send a notice within the time period set forth in the preceding sentence.
(e)    Arbitration. If, during such thirty (30) day period referred to in subparagraph (d) above, the parties are unable to agree on the Fair Market Rent, then the Fair Market Rent shall be determined in accordance with the procedure set forth in this subparagraph (e). Within ten (10) days after expiration of such thirty (30) day period, each of Landlord and Tenant shall appoint an independent, unaffiliated real estate broker (a “Broker”) who shall have at least ten (10) years relevant experience in office rentals in the Market Area. Within thirty (30) days after such appointments, the two (2) Brokers so chosen shall each independently make a determination of the Fair Market Rent, taking into consideration the factors set out in subparagraph (c) above, and deliver the results thereof to Landlord and to Tenant. In the event that there is a difference between the Fair Market Rents as determined by two Brokers, then within ten (10) days after the date such determinations are delivered to Landlord and to Tenant, the two Brokers shall jointly select a third Broker, which third Broker shall not have represented either Landlord or Tenant within the previous five (5) years and shall have the same qualifications required of the other Brokers. Such third Broker shall select the determination of Fair Market Rent from either the Broker appointed by Landlord, or the Broker appointed by Tenant, without modification, and the determination so selected shall be the Fair Market Rent. Landlord and Tenant shall each bear the cost of its Broker and shall share equally the cost of the third Broker.
7.    Right of First Refusal. Landlord hereby grants to Tenant an ongoing right of first refusal (the “Right of First Refusal”) to lease certain space in the Office Component on the terms and conditions set forth herein:
(a)    The Right of First Refusal shall be valid and enforceable from and after the date that Tenant has exercised both the 20,000 Expansion Right and the 40,000 Expansion Right (as such terms are defined in Section 8 below), and has taken occupancy of and commenced operating for the Permitted Use in both the 20,000 Expansion Space and the 40,000 Expansion Space (such date referred to as the “ROFR Commencement Date”). From the date of this Lease through the ROFR Commencement Date, Landlord shall have the right to lease any and all space within the Project, without any notice to Tenant and Tenant shall have no rights in such space whatsoever, subject to the terms of this Lease. In the event that Tenant shall not exercise either the 20,000 Expansion Right or the 40,000 Expansion Right, or shall fail to take occupancy of and commence operating for the Permitted Use in both the 20,000 Expansion Space and the 40,000 Expansion Space, the Right of First Refusal shall be void and of no effect. All space within the Office Component which is not the subject of a fully executed lease as of the ROFR Commencement Date shall be referred to as the “ROFR Space.” In the event that, as of the ROFR Commencement Date, any space within the Office Component is the subject of a fully executed lease, but thereafter such space becomes available for Landlord to lease to another tenant, free and clear of any rights of such prior tenant, such space shall at that time also be deemed to be ROFR Space.
(b)    Notice. If at any time after the ROFR Commencement Date, Landlord intends to offer to lease any portion of the ROFR Space (such portion referred to as the “Offered ROFR Space”), and there is not then an Event of Default hereunder, then Landlord shall first offer to Tenant the opportunity to lease the Offered ROFR Space by giving Tenant written notice of Landlord’s intent to offer to lease the Offered ROFR Space (the “ROFR Offering Notice”). The ROFR Offering Notice shall be sufficient if sent by certified mail or reputable overnight courier to the address for Tenant set forth in this Lease. Tenant shall have a period of five (5) Business Days after receipt of the ROFR Offering Notice (the “Offer Period”) to exercise the ROFR on the terms and conditions of this Paragraph, by delivering written notice (the “ROFR Notice”) to Landlord. If Tenant expressly declines to exercise the Right of First Refusal or fails to send a ROFR Notice to Landlord within the Offer Period, time being of the essence, Landlord shall be free to lease the Offered ROFR Space to any party on such terms and conditions as Landlord shall choose in its discretion.
(c)    Exercise. If Tenant timely exercises the Right of First Refusal pursuant to the terms hereof, Landlord and Tenant shall promptly commence negotiations in good faith to enter into a lease of the Offered ROFR Space to Tenant on the terms and conditions set forth herein, provided that the “Base Rent” for purposes of such lease shall be the Fair Market Rent determined in the manner provided in Section 6 above. In the event that despite the good faith negotiations of both Landlord and Tenant, no such lease has been executed by the date which is thirty (30) days after the date Landlord received the ROFR Notice, Tenant’s exercise of the Right of First Refusal as to the Offered ROFR Space shall be void and of no further effect, and Landlord shall have the right to lease the Offered ROFR Space to any party on such terms and conditions as Landlord shall choose in its discretion.
(d)    Ongoing Right. Tenant’s failure to exercise the Right of First Refusal as to any Offered ROFR Space made hereunder shall extinguish the Right of First Refusal as to such Offered ROFR Space during the term of Landlord’s lease with such other party, and any extension thereof, provided that, upon the expiration or termination of such lease, such Offered ROFR Space shall again be subject to the Right of First Refusal.
(e)    Personal to Tenant. The Right of First Refusal shall be personal to athenahealth, Inc. and any Affiliate of athenahealth, Inc., and shall not be transferable or assignable to any entity or person to whom the rights of Tenant are assigned or transferred.
8.    Expansion Option. Landlord hereby grants to Tenant the following rights to expand the Demised Premises, on the terms and conditions set forth herein:
(a)    20,000 Foot Space. So long as there is not then an Event of Default hereunder, Tenant shall have the right to expand the Demised Premises (the “20,000 Expansion Right”), effective November 1, 2015, to include that certain space containing approximately 20,000 square feet located on the north central portion of the 8th floor, as depicted on Exhibit I attached hereto (the “20,000 Expansion Space”) by giving written notice to Landlord no later than July 1, 2014 (the “20,000 Notice”).
(b)    40,000 Foot Space.     So long as there is not then an Event of Default hereunder, Tenant shall have the right to expand the Demised Premises (the “40,000 Expansion Right”), to be effective at any time on or prior November 1, 2017, to include that certain space containing approximately 40,000 square feet located on the 8th floor of the building known as the 1966 Building, as depicted on Exhibit I attached hereto (the “40,000 Expansion Space”) by giving written notice to Landlord at least twelve (12) months prior to the proposed effective date (the “40,000 Notice”). The 20,000 Expansion Space and the 40,000 Expansion Space are collectively referred to as the “Expansion Space” and the 20,000 Notice and the 40,000 Notice are collectively referred to as the “Expansion Notices.”
(c)    Lease Amendment and Terms. In the event that Tenant shall timely deliver any Expansion Notice, Landlord and Tenant shall enter into an amendment to the Lease to include the applicable Expansion Space as part of the Demised Premises. Such amendment shall also provide as follows:
(i)    Landlord shall deliver the applicable Expansion Space to Tenant on the date set forth in Paragraph 8(a) or 8(b), respectively (the “Expansion Date”), in substantially the same condition as to which Landlord is required to deliver the Demised

Premises under this Lease, and as of such Expansion Date, the applicable Expansion Space shall be added to, and become a part of, the Demised Premises, and, except as otherwise set forth in this Paragraph 8, Tenant’s lease thereof shall be governed by all of the provisions of this Lease, which shall continue in full force and effect and be applicable to such Expansion Space.
(ii)    The Base Rent applicable to the Expansion Space shall commence on the Expansion Date at the then-current escalated rate per square foot for the 30,000 square foot 8th floor space as set forth in Section 1.1(b), with annual escalations thereafter of two percent (2%) per year effective on each anniversary of the Expansion Date. In the event that as of the Expansion Date, Base Rent is being abated pursuant to the provisions of Section 1.1(b), Tenant shall be entitled to such abatement with respect to the Expansion Space as well, during the remaining period of such abatement.
(iii)    Landlord shall contribute an improvement allowance with respect to such Expansion Space in an amount equal to: (i) Seventy Dollars ($70.00) per square foot of the applicable Expansion Space, times (ii) a fraction, the numerator of which is the number of calendar months remaining in the initial Term from and after the Expansion Date and the denominator of which is 120. The build-out of the Expansion Space shall be designed and constructed (and the improvement allowance disbursed) consistent with the terms of this Lease relating to the initial Tenant’s Work.
(iv)    As of the Expansion Date, the square footage of the Demised Premises shall be increased by the square footage of the Expansion Space, and Tenant’s Proportionate Share shall be increased accordingly. For the avoidance of doubt, the Expansion Space shall be deemed a part of the Demised Premises for purposes of Tenant’s renewal options set forth in Paragraph 6 hereof.
9.    Seventh Floor Expansion. The parties acknowledge that Landlord or an affiliate of Landlord intends to lease and occupy the 7th floor of the Office Component (the “7th Floor Space”). In the event that (a) Tenant has exercised all expansion options set forth in Paragraph 8 above, (b) Tenant has exercised all right of first refusal opportunities as set forth in Paragraph 7 above, (c) there remain at least three (3) full calendar years in the Term, and (d) Tenant requires additional office space, and there is not then sufficient available space in the Office Component, then, so long as there is not then an Event of Default hereunder, Landlord agrees to enter into good faith negotiations with Tenant to cause Landlord (or such affiliate of Landlord) to surrender a portion of the 7th Floor Space (such portion to be determined by mutual agreement) to be leased to Tenant, in exchange for a payment to Landlord (the amount of which shall be determined by mutual agreement). In the event that the parties shall agree, and Landlord shall surrender such space, Tenant shall lease such space from Landlord a rental rate to be determined by mutual agreement, but which shall be an annual base rental amount not less than the amount then being paid by Landlord for such portion of the 7th Floor Space, and which shall include no tenant improvement allowance. The parties shall commence any such negotiations within thirty (30) days after Tenant delivers written notice to Landlord that it has satisfied the conditions precedent set forth in this Paragraph and desires to lease such space.
10.    Roof Access and Satellite Dish. Tenant shall have the right to erect up to two (2) communication satellite dishes (each a “Roof Dish”) upon the roof of the building housing the

Office Component, at Tenant’s sole cost and expense, subject to the terms and conditions of this Paragraph. The location of any Roof Dish, and the plans and specifications for all work required in order to install and secure any Roof Dish, including without limitation column fortification and roof deck penetration, shall be subject to the prior approval of Landlord, such approval not to be unreasonably withheld, conditioned or delayed, but provided that Landlord shall not be required to approve any installation which would void a roof warranty, materially and adversely affect the Building Structure, or exceed the capacity of the Building Systems.  Tenant’s installation, operation and maintenance of any Roof Dish shall be in accordance with Legal Requirements, and any private covenants or restrictions affecting the Project, and any requirements or obligations with respect to the Historic Tax Credits, and shall not interfere with any pre-existing communications facilities maintained by other tenants of the Project. Tenant shall indemnify and hold Landlord harmless from and against any loss, cost or expense incurred by Landlord as a result of the construction, installation, operation, maintenance or repair of a Roof Dish. Upon the expiration or termination of this Lease, upon the request of Landlord, Tenant shall remove any Roof Dish and restore any affected areas to the approximate condition which existed prior to the installation thereof.
11.    Access and Security.
(a)    Access Control. Landlord shall provide and maintain an electronic access/monitoring system for all points of access and egress to the Office Component comparable with the usual and customary standards for Comparable Buildings. Landlord, at no cost to Tenant, shall provide access cards to Tenant for all employees of Tenant on the Commencement Date. Tenant shall have the right, at Tenant’s sole cost and expense, to expand the Office Component’s access/monitoring system (or install a separate access/monitoring system and tie it into the access/monitoring system for the Office Component) to provide additional monitoring for the Demised Premises and stairwells servicing the Demised Premises.
(b)    Landlord Provided Security Services.
(1)    Landlord shall install, at Landlord’s expense, remote cameras monitoring the Parking Facilities in a manner consistent with reasonable and prudent security and safety surveillance practices for Comparable Buildings, which cameras shall be operated and monitored in real time by Landlord’s security personnel twenty-four (24) hours per day, seven (7) days per week. The video footage of such security cameras shall be archived in a manner that will permit Landlord to retrieve pertinent security footage for a minimum of thirty (30) days after recording.
(2)    During the Term, Landlord shall make security personnel available to escort Tenant and Tenant’s employees and invitees to and from the Parking Facilities and the lobby of the Office Component, at no additional charge to Tenant or such employees and invitees (the “Security Escort Services”). The Security Escort Services shall be on call at all times between 7 p.m. and 5 a.m.
(c)    Tenant Security Rights. Tenant shall have the right to engage a security contractor (at its sole cost and expense), in addition to any security personnel engaged by Landlord, to provide security for the Demised Premises and/or to monitor and screen access from the lobby to the Demised Premises. In addition Tenant shall have a right to install security cameras for Tenant’s sole benefit in Demised Premises.
12.    Intentionally Deleted.
13.    Tenant Self-Help. In the event Landlord fails to perform any repairs or maintenance required to be furnished by Landlord pursuant to Section 17(b) or Section 17(d) hereof, and such failure materially impairs Tenant’s access to, or use and enjoyment of the Demised Premises, Tenant shall give Landlord notice thereof (the “Repair Default Notice”), which shall state with specificity the failure on the part of Landlord. If such failure is not cured by Landlord within thirty (30) days after Landlord’s receipt of the Repair Default Notice (or, if such failure is of a nature which cannot be cured within a 30-day period, if Landlord has not commenced and diligently pursued such cure), then Tenant shall have the right to send Landlord a second notice (the “Second Repair Default Notice”). Notwithstanding the provisions for giving notice set forth in this Lease, the Second Repair Default Notice shall be valid only if given by certified mail, return receipt requested, with copies, also by certified mail, return receipt requested, given to each Holder and each Authority for which Tenant has been given a notice address. The Second Repair Default Notice shall set forth on the first page thereof, in bold, underlined print in at least eighteen (18) point font, the following: “This is the second notice to Landlord of a material default pursuant to Section 17 of the lease to athenahealth, Inc., at Ponce City Market, and may give rise to a right of the Tenant to rights of self-help.” The Second Repair Default Notice shall have attached thereto a copy of the Repair Default Notice. In the event such failure is not cured by Landlord within thirty (30) days after Landlord’s receipt of the Second Repair Default Notice (or, if such failure is of a nature which cannot be cured within a 30-day period, if Landlord has not commenced and diligently pursued such cure), then Tenant shall have the right to cure such default and charge the reasonable, actual cost thereof to Landlord. Notwithstanding the foregoing, Tenant shall not have any right to repair, replace, alter, impact or affect in any way the structural elements of the Building (including without limitation the foundation, roof, columns, exterior walls, windows, exterior doors, and building exterior), or the electrical, plumbing, telecommunications or fire/life safety systems affecting any other tenant of the Project or the Common Areas. Tenant shall indemnify and hold Landlord, its successors or assigns, and any tenant, licensee or invitee of the Project, harmless from and against any and all loss, cost or expense whatsoever, however incurred, by Landlord or such other party, as a result of Tenant’s exercise of the rights granted to Tenant in this Section, including, without limitation, reasonable attorneys fees actually incurred by Landlord or any other such party. Any Holder or Authority shall have the right to cure any default of which Tenant has given notice in the Tenant shall accept the curative efforts and shall allow such party access to the Demised Premises as is reasonably necessary to effect such cure.
14.    Covenant to Minimize Disturbance. In exercising Landlord’s rights and discharging Landlord’s duties under the Lease, including, without limitation, any instance in which Landlord performs work in the Project or Demised Premises or enters the Demised Premises, Landlord shall: (i) use commercially reasonable efforts to minimize the disturbance or interruption Tenant’s use and enjoyment of the Demised Premises (including, without limitation, performing repairs that would be unreasonably intrusive outside of Business Hours); and (ii) not materially and adversely interfere with Tenant’s business operations conducted in the Demised Premises. All work performed by Landlord shall be performed in a first class and good and workmanlike manner, using new, first-class materials, and in accordance with all Legal Requirements. Upon completion of work in the Demised Premises, Landlord shall substantially restore the affected area and any improvements therein to their “as was” condition, subject to reasonable wear and tear. Landlord shall consider the anticipated level of disruption to Tenant in selecting the means by which Landlord will exercise its rights and discharge its obligations under the Lease.
15.    Generator. Tenant shall have a license to install, maintain and operate a generator for Tenant’s exclusive use and enjoyment, including all cabling, conduit, concrete pads, and other appurtenances reasonably related thereto (collectively, the “Generator”) in an area within the Project that is reasonably determined by Landlord (the “Generator Area”). Tenant currently plans to install a 400 KW generator with ATS on the ground level; however, Tenant will re-evaluate its needs once the electrical system design of the Demised Premises is complete. The installation, maintenance and operation of the Generator shall be Tenant’s responsibility and at Tenant’s cost and expense; provided, however, that Landlord shall furnish the Generator Area and three (3) four inch (4”) conduits from the Generator Area to the Demised Premises at no additional cost to Tenant. Tenant shall have access to the Generator at all times during the Term. Landlord agrees that Tenant’s use and storage of reasonable quantities of diesel or natural gas for use by the Generator in accordance with all Legal Requirements shall not be prohibited under Article 13 of the Lease.
16.    Rules and Regulations. Landlord shall have the right to make reasonable additions and amendments to the Rules and Regulations from time to time, provided that such additions and amendments (a) do not increase Tenant’s cost of occupancy or reduce Tenant’s rights under this Lease, and (b) are equitably enforced by Landlord and (c) are not inconsistent with the terms of this Lease. Tenant covenants that Tenant, its employees, agents, and licensees will comply with additions and amendments to the Rules and Regulations thirty (30) days after Landlord’s provision to Tenant of a written copy of the same. Landlord shall use reasonable efforts to require any tenant of the Project to comply with the Rules or Regulations (and shall not waive same) to the extent that the failure to comply therewith adversely affects Tenant’s use and enjoyment of the Demised Premises or any of the Common Areas. Landlord agrees that Landlord will enforce the Rules and Regulations in an equitable manner. Landlord shall not unreasonably withhold, delay or condition its consent to any approval required by Tenant under the Rules and Regulations. If there is any inconsistency between this Lease and the Rules and Regulations (including any amendments thereto), the Lease shall govern.
17.    Property Management. In the event that Landlord decides to replace the property management company managing the Project, Landlord shall replace the current manager with a reputable property management company experienced in managing Comparable Buildings. Landlord shall cause the Project to be managed, operated, maintained and provided with services in a manner commensurate with the management, operation, maintenance and service standards for Comparable Buildings.
18.    Intentionally Deleted.
19.    Exclusive Use. Landlord agrees that so long as no Event of Default has occurred and is continuing, Landlord shall not lease any space in the Office Component, nor permit there to be leased any space in the Office Component (whether pursuant to a sub-lease or otherwise), other than the Demised Premises, to a Competing Business (the “Exclusive Covenant”). As used herein, the term “Competing Business” means a business which, as its primary business within the Office Component, sells to third parties cloud-based, browser-enabled, or software products or services for medical billing, medical records, or medical office management. Landlord shall, following receipt of Tenant’s notice of the violation of Paragraph 19 by another tenant or occupant of the Project, use diligent and good faith efforts to attempt to cause such violating tenant or occupant to cease the violation. If Landlord is unable to cause such violating tenant or occupant to cease the violation within thirty (30) days after receipt of Tenant’s notice to Landlord, then Landlord shall, at Landlord’s sole cost and expense, file a lawsuit against such violating tenant or occupant in order to attempt to cause such violating tenant or occupant to cease such violation, including, if available, injunctive relief, and Landlord shall diligently pursue such lawsuit to completion and shall diligently complete any appeals necessary.
20.    Telecommunications Service Providers. As part of Landlord’s Work, Landlord is installing a telecommunications system in the Project, in a “net neutrality configuration,” which will permit tenants of the Office Component, including Tenant, to access fiber optic and copper networks through the utility closets located on each floor of the Office Component at no additional charge (the “Building Communications Network”). Tenant, at its sole cost and expense, shall have the right to contract with one or more telecommunications providers of Tenant’s selection (collectively, the “Providers”) for the provision to the Demised Premises of telephone, internet, and other telecommunication services and to permit such Providers to install telephone, data or other cabling and telecommunications equipment in the Demised Premises and to connect the same to the Building Communications Network. Tenant’s Providers shall be entitled to utilize the Building Communications Network and, if necessary, to install all appropriate cabling and equipment in the Project necessary to connect the Provider’s infrastructure to the Building Communications Network. The point of entry (and method and manner of same) into the Project by such Provider shall be subject to the mutual agreement of Landlord and the Provider, each party acting reasonably and in good faith. Landlord shall not be entitled to receive any compensation from Tenant in connection with allowing the access described herein.
21.    Green Project. Landlord agrees to use its good faith, commercially reasonable efforts to obtain LEED silver core and shell certification for the Project, and to employ other development and redevelopment methods as are appropriate in Landlord’s reasonable determination to promote sustainability at the Project.
22.    Fire and Safety Manual. Landlord shall cause to be prepared and delivered to Tenant a fire and safety manual for the Project no later than the Commencement Date.

EXHIBIT I

EXPANSION SPACE

PONCE CITY MARKET

Option 1 (Base Option)

FLOOR 9

OFFICE CORE
OFFICE CORE
111 SPACES

FLOOR 8

OFFICE CORE
OFFICE CORE
111 SPACES

Initial Lease:	45,000 SF on 9th floor 30,000 SF on 8th floor	
First Expansion:	20,000 SF on 8th floor	
Second Expansion:	40,000 SF on 8th floor

I-1

EXHIBIT J

CERTIFICATE OF COMMENCEMENT

THIS Certificate of Commencement (this "Certificate"), made this ____ day of _______________, 20___, by and between JAMESTOWN Ponce City Market, L.P., as (“Landlord”), and athenahealth, Inc., (“Tenant”).

W I T N E S S E T H:

Landlord and Tenant entered into that Office Lease Agreement dated __________, ______, as amended by _______________ dated ___________________ (as amended, the “Lease”) for the property known as Ponce City Market located at 675 Ponce de Leon Avenue, NE, Atlanta, Georgia (the “Property”);

Landlord and Tenant desire to confirm the Commencement Date (as defined in the Lease) pursuant to Section 2.5 of the Lease.

NOW, THEREFORE, Landlord and Tenant agree as follows:

1.	The Commencement Date is _________________, 20__.

2.	The Term of the Lease shall expire on ___________, 20__, unless extended pursuant to the terms of the Lease.

IN WITNESS WHEREOF, Landlord and Tenant have signed and sealed this Certificate of Commencement as of the day and year first above written.

JAMESTOWN Ponce City Market, L.P., a Delaware
limited partnership

By:     JAMESTOWN Ponce City Market GP, LLC, a
Georgia limited liability company, its general                             partner

By: ____________________________
Name: _________________________
Title: __________________________

athenahealth, Inc., a Delaware corporation

By: ____________________________
Name: _________________________
Title:___________________________

J-1

EXHIBIT K

JANITORIAL SPECIFICATIONS
Office Areas

A.    Services performed nightly:

•	Empty and clean all waste receptacles replacing plastic liners and remove waste paper and rubbish to the designated area. Wipe down all waste receptacles and wash as necessary.

•	Hand dust or wipe clean with damp or treated cloth ail horizontal surfaces, desks, chairs, file cabinets, telephones, window surfaces, picture frames, window sills, modular furniture, etc.

•	Clean and sanitize drinking fountains, follow with a stainless steel cleaner as needed, taking care not to leave any oily residue.

•	Spot clean all windows and partition glass.

•	Vacuum all carpet areas, being sure not to pull vacuum cords around comers or furniture. Edges and crevices should be either swept or vacuumed with appropriate edge/crevice cleaning tool.

•	Remove all finger marks and smudges from all vertical surfaces, including doors, door frames, around light switches, walls and partitions, taking care not to mar material finishes.

•	Dust mop and damp mop all tile, marble and terrazzo floors, kitchen areas, break-rooms, etc.

•	Clean and sanitize all kitchen sinks and faucets. Follow with a stainless steel cleaner, as necessary.

•	Damp wash and wipe dry all plastic or Formica desktops.

•	Sweep internal stairways and vacuum, if carpeted. Dust handrails and vertical surfaces.

•	Spot clean carpeted areas.

B.    Services performed monthly, or in the frequency stated:

•	Vacuum with edge/crevice tool areas not normally covered in nightly vacuuming. - WEEKLY

•	Dust fire extinguishers/fire extinguisher cabinets. - WEEKLY

•	Vacuum all upholstered furniture.

•	Damp wipe telephone headsets using disinfectant.

•	Dust or vacuum all window blinds.

•	Machine-buff all non-carpeted floors. Strip and re-coat as necessary.

•	Dust and wipe down both sides of all doors.

•	Wipe down, using metal cleaner and disinfectant, all door handles.

•	Dust all baseboard and chair-rail moldings. - WEEKLY

C. Services performed quarterly:

•	Dust light fixtures.

•	Vacuum/dust all perimeter slot diffusers.

•	Clean all air vent grills.

•	Dust all door jams.

Common Area Corridors and Elevator Lobbies

A. Services performed nightly:

•	Vacuum all carpeted areas/dust and damp mop all non-carpeted areas. Use an edge-cleaning tool if necessary.

•	Spot clean all walls, light switches, doors and areas around elevator call buttons.

•	Spot clean carpeted areas, as necessary.

•	Dust fire extinguishers and fire extinguisher cabinets, inside and outside.

•	Spot clean all windows and partition glass.

•	Damp mop tile floors.

•	Clean and sanitize drinking fountains, follow then with a stainless steel cleaner as needed, taking care not to leave any oily residue.

•	Damp wash and wipe dry mailboxes.

•	Clean and polish all elevator thresholds and tracks.

•	Dust tops of vending machines and mailboxes.

B. Services performed monthly, or in the frequency stated:

•	Shampoo, extract and pile-lift carpeting - as necessary, but at a minimum of once per year.

•	Strip and wax tile floors.

•	Wipe down, using metal cleaner and disinfectant, all door handles.

Restrooms

A. Services performed nightly:

•	Empty and clean all waste receptacles and remove waste paper and rubbish to the designated area.

•	Wash and disinfect all basins, urinals and bowls using non-abrasive, non-acid cleaners to remove stains and clean underside of rim on urinals and bowls.

•	Wash and disinfect both sides of toilet seats, as well as undersides of urinals and bowls.

•	Clean all mirrors, bright work and enameled surfaces.

•	Scrub countertops to prevent soap scum buildup.

•
Spot clean all partitions, tile walls, doors and outside surfaces of all dispensers and receptacles. Damp wipe all lavatory tops and remove water spots from wall surfaces next to dispensers/receptacles.

•	Clean flushometers, piping and other metal. Follow with stainless steel cleaner/polish.

•	Damp wipe nightly, wash with disinfectant when necessary, all partitions, tile walls and outside surfaces of all dispensers and receptacles.

•	Fill toilet tissue, toilet seat cover, soap, towel and sanitary napkin dispensers.

•	Sweep, wet mop and thoroughly rinse floor. Clean all corners and edges to prevent dirt build-up.

B. Services performed monthly:

•	Thoroughly wash all partitions, paying attention to top and bottom edges.

•	Wash all walls to prevent build-up of dirt and yellow stains.

•	Clean door hinges and hardware and wipe down doors with oil-based product.

C. Services performed quarterly:

•	Clean light fixtures.

•	Clean air vent grills.

Vacant Floor Restrooms

A. Services performed bi-weekly:

•	Empty and clean waste receptacles and remove waste paper.

•	Flush each toilet and urinal.

•	Wash and disinfect basins, urinals and bowls.

Vacant Offices/Floors

A. Services performed monthly:

•	Vacuum all carpeted areas.

•	Sweep and damp mop all non-carpeted areas.

•	Dust all horizontal surfaces.

Passenger and Freight Elevators

A.    Services performed nightly:

•	Dust light lenses, damp wipe, if necessary.

•	Spot clean walls.

•	Spot clean carpet, if necessary.

•	Dust or damp wipe finish metal/wood and floor buttons.

•	Clean and polish all thresholds and tracks.

•	Clean edges and vacuum carpeted floors.

•	Sweep and mop removing all gum, etc. from floor.

•	Spot clean both side of doors, frame and hall call buttons.

B.    Services performed as necessary or in the frequency stated:

•	Wipe clean all freight elevator walls top to bottom. - WEEKLY

•	Dust ceiling.-MONTHLY

•	Shampoo and extract carpet. - MONTHLY

•	Wash hall side of doors and frame. – MONTHLY

Lobby

A. Services performed nightly:

•	Sweep, mop and buff polish floor. Clean all edges and comers.

•	Machine buff traffic areas using a marble/granite conditioner.

•	Vacuum and spot-clean all carpet areas.

•	Clean glass doors, glass panels, and glass table tops.

•	Dust horizontal surfaces.

•	Clean and disinfect courtesy phone.

•	Clean directory board and graphics.

•	Clean top and sides of security desk.

•	Spot clean all walls.

•	Wipe down furniture.

•	Vacuum all walk-off mats.

•	Wipe down plant pots.

•	Clean entrance grates with wire brush and damp wipe.

B. Services performed monthly:

•	Clean all air diffusers/grills.

Building Stairways and Landings

A. Services performed in the frequency stated:

•	Police for trash, remove gum, etc. - DAILY

•	Clean prints and marks from doors. - DAILY

•	Sweep/spot mop landings and treads. - AT LEAST WEEKLY

•	Dust light fixtures. - WEEKLY

•	Dust handrails and other vertical members. - WEEKLY

•	Disinfect handrails and doorknobs. - WEEKLY

•	Dust/wash all vents and piping. - AT LEAST QUARTERLY

•	Clean/wash transoms, both high and low. - AT LEAST MONTHLY

Service Hall And Freight Elevator Vestibules

A. Services performed in the frequency stated:

•	Sweep then spot mop or wet mop. - DAILY

•	Clean prints and marks from doors. - DAILY

•	Buff and polish floor. - AT LEAST BI-WEEKLY

•	Dust light fixtures.-AT LEAST QUARTERLY

•	Dust/wash all vents. - AT LEAST QUARTERLY

•	Clean/wash transoms, both high and low. - WEEKLY

•	Spot clean walls. - AS NECESSARY

•	Strip and wax floors. - AS NECESSARY

Staging Area and Janitorial Rooms

A. Expectations:

•	Maintain all janitorial areas in a clean, neat and orderly condition at all times.

•	All cleaning agents must be stored in clearly labeled CLOSED containers.

•	Maintain staging area/janitorial office in same fashion as tenant office areas.

Loading Dock

A.    Services performed nightly:

•	Place all trash in compactor.

•	Sweep dock and dock area.

•	Spot clean walls by dock.

•	Place all cardboard into recycling bin.

•	Bring recycling containers to designated areas.

B.    Services performed in the frequency stated:

•	Pressure clean all loading dock areas, truck areas, and exterior (top and sides) of trash compactor. - AS NECESSARY

Central Plant

A. Services provided in the frequency stated:

•	Damp mop. – WEEKLY

General

Upon completion of nightly duties, the floor supervisors will ensure that all offices have been cleaned and left in a neat and orderly condition, all lights have been turned off, and all areas properly secured.

Material Safety Data Sheets (MSDS)

Landlord shall require the entity providing janitorial services to properly maintain all MSDS records relating to chemicals, cleaning agents, etc. used for the performance of this Contract.

HIPAA Compliance

Landlord shall require the entity providing janitorial services to comply with all applicable Legal Requirements, including without limitation any laws pertaining to the Health Insurance Portability and Accountability Act (HIPAA) which may apply to Tenant and/or to the Demised Premises and the cleaning thereof.

EXHIBIT L-1

LOBBY SIGNAGE

Office Signage Family

Placeholder
Printed Directory by
Jamestown
OFFICES AT PCM
SHOPS & MARKET

Sign Type F2: Office Lobby Directory

JAMESTOWN PROPERTIES
ATHENA HEALTH

Sign Type F3: Office Directional Sign

4.02

Sign Type F4: Office Suite Number

1 Elevation: Office Signage Family
Scale: 1/2"=1'-0"

Ponce City Market 675 Ponce de Leon Avenue, Atlanta, GA 30308 for Jamestown Properties/Green Street Properties	Design360 Inc. 295 Lafayette Street New York, NY 10012 212 219 6700	Surber Barer Choathe & Hertlein 1776 Peachtree Street NW, Suite 700 South Atlanta, GA 30309	Submission Office Wayfinding Exhibit	Drawing Title As Noted	Scale 1/2"=1'-0"	Date May 22, 2013	Page G-07

EXHIBIT L-2

MONUMENT SIGNAGE LOCATIONS

Vehicular Wayfinding Sign Location Plans

PONCE DE LEON ENTRANCE
A3.1-01-14
COURTYARD
SERVICE BUILDING
A3.1-01-06
NORTH AVENUE ENTRANCE

COURTYARD
A3.1-02-00A
GLEN IRIS ENTRANCE
SERVICE BUILDING

Ponce City Market 675 Ponce de Leon Avenue, Atlanta, GA 30308 for Jamestown Properties/Green Street Properties	Design360 Inc. 295 Lafayette Street New York, NY 10012 212 219 6700	Surber Barer Choathe & Hertlein 1776 Peachtree Street NW, Suite 700 South Atlanta, GA 30309	Submission Office Wayfinding Exhibit	Drawing Title As Noted	Scale As Noted	Date May 22, 2013	Page G-01

EXHIBIT L-3

APPROVED MONUMENT SIGNAGE DESIGN

Sign Type A3.1: Perimeter Office Monument Sign

4'-3"
7'-8"
PONCE CITY MARKET
FLATS OFFICE SHOPS MARKET
athenahealth
Tenant Name
Tenant Name
Tenant Name
Tenant Name
Side 1
PONCE CITY MARKET
FLATS OFFICE SHOPS MARKET
athenahealth
Tenant Name
Tenant Name
Tenant Name
Tenant Name
Side 2

1 Elevation: Perimeter Office Monument Sign
Scale: 1/2"=1'-0"

Ponce City Market 675 Ponce de Leon Avenue, Atlanta, GA 30308 for Jamestown Properties/Green Street Properties	Design360 Inc. 295 Lafayette Street New York, NY 10012 212 219 6700	Surber Barer Choathe & Hertlein 1776 Peachtree Street NW, Suite 700 South Atlanta, GA 30309	**Submission** Office Wayfinding Exhibit	**Drawing Title** As Noted	**Scale** As Noted	**Date** May 22, 2013	**Page** G-02

TABLE OF CONTENTS
Page

ARTICLE 1 BASIC PROVISIONS SUMMARY	1

Section 1.1	Basic Provisions 1

ARTICLE 2 GRANT AND DELIVERY	4

Section 2.1	Grant 4

Section 2.2	General Development of Project. 4

Section 2.3	Completion of Pre-Delivery Landlord's Work; Delivery of Demised Premises
4

Section 2.4	Completion of Tenant's Work; Completion of Pre-Opening Landlord's Work
4

Section 2.5	Determination of Commencement Date 4

ARTICLE 3 TERM	5

ARTICLE 4 RENT	5

Section 4.1	Base Rent 5

Section 4.2	Additional Rent 5

Section 4.3	Rent Payments 5

Section 4.4	Late Payments 5

ARTICLE 5 PARKING AND COMMON AREAS	6

Section 5.1	Tenant Parking 6

Section 5.2	Parking Fees 6

Section 5.3	Common Areas 7

Section 5.4	Use by Tenant 7

Section 5.5	Landlord's Control 7

Section 5.6	Landlord's Use of Common Areas 7

Section 5.7	Non-Dedication 8

Section 5.8	Offsite Parking.. 8

ARTICLE 6 TAXES AND ASSESSMENTS	8

Section 6.1	Tenant's Proportionate Share of Taxes 8

Section 6.2	Tax Reductions and Incentives. 8

Section 6.3	Exclusions from Taxes 9

Section 6.4	Consistent Means of Calculation 9

Section 6.5	Changes in Manner of Calculating Taxes 9

Section 6.6	Refunds and Appeals of Taxes 9

Section 6.7	Installments of Taxes 9

ARTICLE 7 INSURANCE and LIABILITY	10

Section 7.1	Tenant's Insurance 10

Section 7.2	Landlord's Insurance 11

Section 7.3	Landlord's Liability 11

(i)

Section 7.4	Indemnification 11

Section 7.5	Mutual Waivers of Subrogation 12

Section 7.6	Effect on Insurance 12

ARTICLE 8 OPERATING EXPENSES	12

Section 8.1	Definition of Operating Expenses 12

Section 8.2	Exclusions from Operating Expenses 14

Section 8.3	Tenant's Proportionate Share of Operating Expenses 15

Section 8.4	Gross-Up 15

Section 8.5	Consistent Means of Calculation 15

Section 8.6	Cap on Controllable Costs 16

ARTICLE 9 PAYMENT OF TAXES AND OPERATING EXPENSES	16

Section 9.1	Payment by Tenant 16

Section 9.2	Reconciliation 16

Section 9.3	Tenant Audit Rights 16

Section 9.4	Tenant's Proportionate Share 17

ARTICLE 10 BUILDING SERVICES	17

Section 10.1	Landlord Services 17

Section 10.2	Electricity 18

Section 10.3	Janitorial Services 18

Section 10.4	HVAC Services 18

Section 10.5	Overtime HVAC 18

Section 10.6	Supplemental HVAC 18

Section 10.7	Access and Elevators 19

Section 10.8	Service Deficiencies 19

Section 10.9	Service Failure 19

ARTICLE 11 PROJECT GOVERNANCE AND CONTROL	20

Section 11.1	Operation of Project. 20

Section 11.2	Governing Instruments. 20

Section 11.3	Limitations on Governing Instruments. 20

Section 11.4	Allocation of Expenses. 21

Section 11.5	Landlord Performance. 21

Section 11.6	Third Party Insurance. 21

Section 11.7	Confirming Documentation. 21

Section 11.8	Governing Instrument Authorities. 21

Section 11.9	Landlord's Representations. 22

ARTICLE 12 USE OF DEMISED PREMISES	22

Section 12.1	Sole Use 22

Section 12.2	Restrictions 22

Section 12.3	Legal Requirements 22

ARTICLE 13 HAZARDOUS SUBSTANCES	23

Section 13.1	Tenant Activity 23

(ii)

Section 13.2	Landlord Representation 23

Section 13.3	Survival of Provisions 24

ARTICLE 14 ALTERATIONS TO DEMISED PREMISES	24

Section 14.1	Alterations Generally 24

Section 14.2	Plans for Alterations 24

Section 14.3	Performance of Alterations 25

Section 14.4	Non-Standard Alterations 25

Section 14.5	Historic Tax Credits 25

ARTICLE 15 CASUALTY AND RECONSTRUCTION	25

Section 15.1	Damage Report 25

Section 15.2	Landlord's Duty to Reconstruct 26

Section 15.3	Tenant's Duty to Reconstruct 26

Section 15.4	Landlord's Rights to Terminate 26

Section 15.5	Tenant's Rights to Terminate 27

Section 15.6	Abatement of Rent 27

ARTICLE 16 CONDEMNATION	27

Section 16.1	Taking of the Demised Premises 27

Section 16.2	Office Component Taken. 28

Section 16.3	Ownership of Award 28

ARTICLE 17 MAINTENANCE OF DEMISED PREMISES	29

Section 17.1	Landlord's Duty to Maintain 29

Section 17.2	Tenant's Duty to Maintain 29

Section 17.3	Landlord's Repair of Demised Premises 29

Section 17.4	Landlord's Right of Entry and Use 29

ARTICLE 18 LIENS	30

ARTICLE 19 SIGNs	31

Section 19.1	Suite Entry Signage 31

Section 19.2	Lobby Directory and Signage 31

Section 19.3	Monument Signage 31

Section 19.4	No Other Signs 31

Section 19.5	Changes in Laws. 31

ARTICLE 20 ASSIGNMENT AND SUBLETTING	31

Section 20.1	Restrictions on Assignment 31

Section 20.2	Change of Ownership 32

Section 20.3	Requirement for Transfer 32

Section 20.4	Affiliate Transfers 32

Section 20.5	Permitted Users 32

ARTICLE 21 DEFAULT	33

Section 21.1	Events of Default 33

Section 21.2	Landlord's Remedies 33

(iii)

ARTICLE 22 LIABILITY OF LANDLORD AND TENANT	34

Section 22.1	Limitation on Landlord's Liability 34

Section 22.2	Limitation on Tenant's Liability 35

Section 22.3	Waiver of Certain Damages 35

Section 22.4	Transfer of Landlord's Interest 35

Section 22.5	Survival 35

ARTICLE 23 SUBORDINATION AND ATTORNMENT	35

Section 23.1	Subordination of Lease 35

Section 23.2	Instruments to Carry Out Intent 35

ARTICLE 24 ESTOPPEL CERTIFICATES	36

ARTICLE 25 QUIET ENJOYMENT	36

ARTICLE 26 SURRENDER AND HOLDING OVER	36

Section 26.1	Surrender 36

Section 26.2	Holding Over 37

ARTICLE 27 SECURITY DEPOSIT	37

ARTICLE 28 GUARANTY	37

ARTICLE 29 RELOCATION	37

ARTICLE 30 ADDITIONAL LEASE PROVISIONS	37

ARTICLE 31 MISCELLANEOUS	38

Section 31.1	Relationship of Parties 38

Section 31.2	Notices 38

Section 31.3	Brokers Commission 38

Section 31.4	Unavoidable Delays 38

Section 31.5	Waiver 38

Section 31.6	Accord and Satisfaction 39

Section 31.7	Waiver of Landlord's Lien 39

Section 31.8	Severability 39

Section 31.9	Time of the Essence 39

Section 31.10	Landlord's Approval 39

Section 31.11	Other Tenants 39

Section 31.12	Attorneys' Fees 39

Section 31.13	Usufruct 40

Section 31.14	Project Condition Disclosure 40

Section 31.15	Termination of Lease 41

Section 31.16	Multiple Abatements 42

Section 31.17	Indemnities 42

Section 31.18	Tax Exempt Use. 42

Section 31.19	Authority. 42

Section 31.20	Miscellaneous General Provisions 42

(iv)